AGREEMENT AND PLAN OF MERGER
Dated as of February 26, 2010
among
WESTERN ACQUISITION HOLDINGS, INC.,
WESTERN ACQUISITION CORP.,
and
CKE RESTAURANTS, INC.

TABLE OF CONTENTS

ARTICLE I The Merger
SECTION 1.1	The Merger
SECTION 1.2	Closing
SECTION 1.3	Effective Time
SECTION 1.4	Effects of the Merger
SECTION 1.5	Certificate of Incorporation and By-laws of the Surviving Corporation
SECTION 1.6	Directors and Officers of the Surviving Corporation.
ARTICLE II Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates; Company Stock Options
SECTION 2.1	Effect on Capital Stock
SECTION 2.2	Exchange of Certificates.
SECTION 2.3	Appraisal Rights
SECTION 2.4	Company Stock Options and Restricted Stock.
SECTION 2.5	Employee Stock Purchase Plan
SECTION 2.6	Adjustments to Merger Consideration
ARTICLE III Representations and Warranties of the Company
SECTION 3.1	Organization, Standing and Corporate Power.
SECTION 3.2	Capitalization.
SECTION 3.3	Authority; Noncontravention; Voting Requirements.
SECTION 3.4	Governmental Approvals
SECTION 3.5	Company SEC Documents; Undisclosed Liabilities; Information Provided.
SECTION 3.6	Absence of Certain Changes.
SECTION 3.7	Legal Proceedings
SECTION 3.8	Compliance With Laws; Permits; Regulations.
SECTION 3.9	Company Related Party Transactions
SECTION 3.10	Tax Matters.
SECTION 3.11	Employee Benefits.
SECTION 3.12	Labor and Employment Matters.
SECTION 3.13	Environmental Matters
SECTION 3.14	Intellectual Property.
SECTION 3.15	Properties.
SECTION 3.16	Rights Agreement; Anti-Takeover Provisions
SECTION 3.17	Contracts.
SECTION 3.18	Franchise Matters.
SECTION 3.19	Suppliers
SECTION 3.20	Quality and Safety of Food & Beverage Products
SECTION 3.21	Insurance
SECTION 3.22	Swap Agreements
SECTION 3.23	Opinion of Financial Advisor
SECTION 3.24	Brokers and Other Advisors
SECTION 3.25	No Other Parent or Merger Sub Representations or Warranties
ARTICLE IV Representations and Warranties of Parent and Merger Sub
SECTION 4.1	Organization; Standing
SECTION 4.2	Authority; Noncontravention.
SECTION 4.3	Governmental Approvals
SECTION 4.4	Ownership and Operations of Merger Sub
SECTION 4.5	Financing
SECTION 4.6	Guarantee
SECTION 4.7	Solvency
SECTION 4.8	Certain Arrangements
SECTION 4.9	Litigation
SECTION 4.10	Brokers and Other Advisors
SECTION 4.11	No Other Company Representations or Warranties
ARTICLE V Additional Covenants and Agreements
SECTION 5.1	Conduct of Business.
SECTION 5.2	Solicitation; Change in Recommendation.
SECTION 5.3	Preparation of the Proxy Statement; Stockholders Meeting.
SECTION 5.4	Filings; Consents; Other Actions.
SECTION 5.5	Financing.
SECTION 5.6	Public Announcements
SECTION 5.7	Access to Information; Confidentiality
SECTION 5.8	Notification of Certain Matters
SECTION 5.9	Indemnification and Insurance.
SECTION 5.10	Rule 16b-3
SECTION 5.11	Employee Matters.
SECTION 5.12	Employee Stock Purchase Plan.
SECTION 5.13	Notification of Certain Matters
SECTION 5.14	SEC Filings
SECTION 5.15	Director Resignations
ARTICLE VI Conditions Precedent
SECTION 6.1	Conditions to Each Party’s Obligation to Effect the Merger
SECTION 6.2	Conditions to Obligations of Parent and Merger Sub
SECTION 6.3	Conditions to Obligations of the Company
ARTICLE VII Termination
SECTION 7.1	Termination
SECTION 7.2	Effect of Termination
SECTION 7.3	Termination Fee.
ARTICLE VIII Miscellaneous
SECTION 8.1	No Survival of Representations and Warranties
SECTION 8.2	Fees and Expenses
SECTION 8.3	Amendment or Supplement
SECTION 8.4	Extension of Time, Waiver, Etc
SECTION 8.5	Assignment
SECTION 8.6	Counterparts
SECTION 8.7	Entire Agreement; No Third-Party Beneficiaries
SECTION 8.8	Governing Law; Jurisdiction.
SECTION 8.9	Remedies.
SECTION 8.10	WAIVER OF JURY TRIAL
SECTION 8.11	Notices
SECTION 8.12	Severability
SECTION 8.13	Definitions.
SECTION 8.14	Interpretation.
EXHIBIT A	Company Stockholder Voting Agreement
EXHIBIT B	Adjusted Leverage Ratio and Related Definitions

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2010 (this “Agreement”), is among Western Acquisition Holdings, Inc., a Delaware corporation (“Parent”), Western Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and CKE Restaurants, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.13.

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement as a result of which the Company will become a wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thomas H. Lee Equity Fund VI, L.P. (the “Guarantor”) is entering into a limited guarantee in favor of the Company (the “Guarantee”) with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a Company Stockholder Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Company Stockholder Agreement”), pursuant to which such stockholders have, among other things, agreed to vote all of the shares of voting capital stock of the Company that such stockholders own in favor of the Merger and the adoption of this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time), on a date to be specified by Parent and the Company (the “Closing Date”), which shall be no later than the third business day after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York 10036, unless another date, time, or place is agreed to in writing by Parent and the Company; provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI hereof, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), neither Parent nor Merger Sub shall be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three business days’ written notice to the Company and (b) the final day of the Marketing Period.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and by-laws of Merger Sub, and as amended shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (subject to Section 5.9 hereof).

SECTION 1.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of
Certificates; Company Stock Options

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Any shares of Company Common Stock owned by any direct or indirect wholly-owned Subsidiary of the Company shall not represent the right to receive the Merger Consideration and shall, at the election of Parent, either: (i) convert into shares of a class of stock of the Surviving Corporation designated by Parent in connection with the Merger, or (ii) be canceled.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive an amount in cash equal to $11.05, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate, which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

SECTION 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company, which must be reasonably acceptable to the Company, to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c). Parent shall deposit or cause to be deposited such aggregate Merger Consideration with the Paying Agent at or prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, respectively, (iv) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or (v) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of such investment. To the extent that there are any losses with respect to any such investments, or the aggregate Merger Consideration deposited with the Paying Agent diminishes for any reason below the level required for the Paying Agent to make cash payment under Section 2.1(c), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash on deposit with the Paying Agent so as to ensure that the Paying Agent at all times has cash on deposit maintained at a level sufficient for the Paying Agent to make such aggregate payments under Section 2.1(c).

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than three business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall immediately be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund. At any time following the first anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon. The Company shall give Parent (i) prompt notice and a copy of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement.

SECTION 2.4 Company Stock Options and Restricted Stock.

(a) At or prior to the Effective Time, the Company shall take all actions necessary (including obtaining any necessary determinations and/or resolutions of the Board of Directors of the Company or a committee thereof and amending any Company Stock Plan) to:

(i) terminate each Company Stock Plan,

(ii) provide that each outstanding option to purchase shares of Company Common Stock granted under the Company Stock Plans (each, an “Option”) that is outstanding and unexercised (without regard to the exercise price of such Option) as of immediately prior to the Effective Time, whether vested or unvested, shall become fully vested and exercisable immediately prior to and contingent on the Closing,

(iii) cancel, as of the Effective Time, each Option that is outstanding and unexercised (without regard to the exercise price of such Option), as of the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries), subject, if applicable, to the payment pursuant to this Section 2.4, and

(iv) provide that each restricted share of Company Common Stock, granted under the Company Stock Plans that is outstanding as of immediately prior to the Effective Time shall become fully vested immediately prior to and contingent on the Closing, and provide that each such share shall be treated as a share of Company Common Stock for all purposes of this Agreement.

(b) Each holder of an Option that is outstanding and unexercised as of the Effective Time and has an exercise price per share that is less than the per share Merger Consideration shall be entitled to receive as soon as reasonably practicable after the Effective Time (but in any event no later than three days after the Effective Time) a cash amount equal to the Designated Consideration for each share of Company Common Stock then subject to the Option (subject to applicable tax withholding). For purposes of this Agreement, “Designated Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration per share of Company Common Stock over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

(c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of an Option a letter describing the treatment of and, if applicable, payment for such Option pursuant to this Section 2.4 and providing instructions for use in obtaining payment for such Option. Parent shall maintain, or shall cause to be maintained, at all times from and after the Effective Time sufficient liquid funds to pay the Designated Consideration and to satisfy its obligations to holders of Options pursuant to this Section 2.4.

(d) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.4 to any holder of Options or restricted stock that becomes vested by reason of the transactions contemplated by this Agreement, such amount as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, or local Tax Law, and the Surviving Corporation shall make any required filings with and payments to Taxing authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holder of Options or restricted stock, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation.

(e) Nothing in this Section 2.4, express or implied, is intended to confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. Notwithstanding anything to the contrary contained in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Company Plan or any other employee benefit plan of the Company or any of its Subsidiaries.

SECTION 2.5 Employee Stock Purchase Plan. The Board of Directors of the Company shall take all actions with respect to the Company’s Employee Stock Purchase Plan (the “ESPP”) as are required by Section 5.12.

SECTION 2.6 Adjustments to Merger Consideration. The Merger Consideration shall be adjusted, without duplication, to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring after the date hereof and prior to the Effective Time.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct, except as set forth herein or in the corresponding Section of the disclosure schedule delivered by the Company to Parent and Merger Sub and dated as of the date of this Agreement (the “Company Disclosure Schedule”) or as disclosed in any Company SEC Document (as hereinafter defined) filed on or after January 26, 2009 and prior to the date hereof (the “Filed SEC Documents”), other than the exhibits and schedules to the Filed SEC Documents or disclosures in such Company SEC Documents referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed SEC Documents which are forward-looking in nature (it being understood that any disclosure in the Filed SEC Documents shall be deemed disclosed with respect to any Section of this Article III only to the extent that it is readily apparent from a reading of such disclosure that it is applicable to such Section).

SECTION 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. For purposes of this Agreement, “Material Adverse Effect” shall mean any effect, change, event, circumstance or occurrence (each, an “Effect”) that, individually or in the aggregate, would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement, other than any Effect (i) generally affecting (A) the industry in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (ii) resulting from (A) changes after the date hereof in Law or in generally accepted accounting principles or in accounting standards, (B) the announcement of this Agreement, the pendency of the Merger or the consummation of the transactions expressly contemplated hereby, (C) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (D) earthquakes, hurricanes, tornadoes or other natural disasters, other than any earthquakes occurring in or affecting California and any and all effects or consequences resulting therefrom or related thereto which shall not be excluded under Section 3.1(a)(i) or (ii), (E) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested in writing, or compliance with the terms of or the taking of any action required by this Agreement (including actions required under Section 2.4 but excluding the first sentence of Section 5.1(a)), (F) any decline in the market price, or change in trading volume, of the capital stock of the Company, or (G) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings in and of itself (for the avoidance of doubt, the exceptions in clauses (F) and (G) shall not prevent or otherwise affect a determination that the underlying cause of any such failure is a Material Adverse Effect); provided, however, that any Effect referred to in Sections 3.1(a)(i), 3.1(a)(ii)(A), (C), or (D) shall be taken into account for purposes of each such respective clause only so long as such Effect does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner as compared to other participants in industry in which the Company and its Subsidiaries operate. With respect to “Material Adverse Effect” in the representations and warranties set forth in Sections 3.3(d), 3.4, 3.17(b)(vi) and 3.18(b)(vi), the exception set forth in Section 3.1(a)(ii)(B) shall not apply.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its organization and has all requisite company power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Where applicable as a legal concept, each Subsidiary of the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) The Company has made available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company, as amended to the date of this Agreement (the “Company Charter Documents”).

SECTION 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). At the close of business on January 25, 2010, (i) 55,290,626 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, and (iii) no shares of Company Preferred Stock were issued or outstanding.  At the close of business on February 22, 2010, 4,427,641 shares of Company Common Stock were reserved for issuance pursuant to outstanding Options under the Company Stock Plans.

(b) Section 3.2(b) of the Company’s Disclosure Schedule sets forth, as of February 22, 2010, (i) a list of all holders of Options under the Company Stock Plans, the date of grant, the number of shares of Common Stock subject to such Option, the Company Stock Plan under which it was granted, and the price per share at which such Option may be exercised and (ii) a list of all holders of restricted shares of Company Common Stock, the date of grant, the number of restricted shares owned by each such holder, the Company Stock Plan under which such shares were granted and the vesting schedule thereof.

(c) As of January 25, 2010, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligating the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. None of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement, rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since January 25, 2010, except as set forth in Section 3.2(c) of the Company’s Disclosure Schedule, the Company has not (1) issued any Company Securities, other than or pursuant to the Options referred to above, that were outstanding as of February 22, 2010, or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock.

(d) The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

(e) Section 3.2(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each Subsidiary of the Company and sets forth a complete and accurate list of all outstanding securities of each Subsidiary and the registered and beneficial owner thereof. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company (except for directors’ qualifying shares or the like) are owned directly or indirectly, beneficially and of record, by the Company free and clear of all liens, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act, and other applicable securities laws or other encumbrances (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity or voting interests). Each outstanding share of capital stock of each Subsidiary of the Company, which is held, directly or indirectly, by the Company, is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Subsidiaries has any outstanding equity compensation plans or policies relating to the capital stock of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon or revenues, earnings or financial performance or any other attribute of any Subsidiary of the Company.

(f) The Company does not (i) have any Company Joint Ventures or (ii) control directly or indirectly or have any direct or indirect equity participation or similar interest in (and none of the Company or any of its Subsidiaries has any obligation to make an investment in or capital contribution to) any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

SECTION 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) declared advisable this Agreement and the Merger and the Transactions and (iii) approved this Agreement and the Merger and the Transactions and (iv) resolved, subject to Section 5.2, to recommend adoption of this Agreement to the holders of Company Common Stock. The Board of Directors of the Company has directed that this Agreement be submitted to the holders of Company Common Stock for their adoption. The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Stockholder Approval.

(c) At a meeting duly called and held and at which all directors were present, the Board of Directors of the Company has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, (ii) determined that this Agreement and the transactions contemplated hereby, upon the terms and conditions contained herein, are fair and in the best interests of the Company and the holders of Company Common Stock, and (iii) resolved, subject to Section 5.2 hereof, to recommend that stockholders of the Company adopt this Agreement and that, subject to Section 5.3(a), such matter be submitted for consideration at the Company Stockholders Meeting.

(d) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or of the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries, (y) violate or constitute a default under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or accelerate the Company’s or, if applicable, its Subsidiaries’, obligations under any such Contract, or (z) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (ii), for such violations, defaults or accelerations as would not reasonably be expected to have a Material Adverse Effect.

(e) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4 Governmental Approvals. Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and other filings required under, and in compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the New York Stock Exchange, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act and (iv) the approvals set forth on Section 3.4 of the Company Disclosure Schedule (the “Company Approvals”), no consents or approvals of, or filings, licenses, permits or authorizations, declarations or registrations with, any Governmental Authority or any stock market or stock exchange on which shares of Company Common Stock are listed for trading are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.5 Company SEC Documents; Undisclosed Liabilities; Information Provided.

(a) The Company has filed with or furnished to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements with the SEC from January 30, 2007 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no correspondence between the SEC and the Company since January 30, 2007. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review. As of the date of this Agreement, none of the Company’s Subsidiaries is subject to the reporting requirements of Section 13(a) or 15(d) under the Exchange Act.

(b) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) with respect to financial statements included in Company SEC Documents filed as of the date of this Agreement, as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown. Since January 30, 2007, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes thereto.

(c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except liabilities or obligations (i) disclosed in the balance sheet of the Company and its Subsidiaries as of November 2, 2009 (the “Balance Sheet Date”) (other than in the notes thereto) included in the Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business, (iii) as contemplated by this Agreement or otherwise in connection with the Transactions or (iv) as would not reasonably be expected to have a Material Adverse Effect. There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of any type (including any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act) that have not been so described in the Company SEC Documents nor any obligations to enter into any such arrangements.

(d) (i) Since January 30, 2007, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE.

(ii) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(iii) No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. To the Company’s Knowledge, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(iv) Neither the Company nor any of its Subsidiaries has outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(e) The Proxy Statement (including any amendment or supplement) to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document to be incorporated by reference) shall not, on the date the Proxy Statement (including any amendment or supplement) is first mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made; or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.6 Absence of Certain Changes.

(a) Since January 26, 2009 through the date of this Agreement, (i) except for the execution and performance of this Agreement and the discussions and negotiations related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects, in the ordinary course of business and (ii) there has not been any Material Adverse Effect or any Effects that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Since November 2, 2009 through the date of this Agreement, there has not been any other action or event that would have required the consent of Parent or be prohibited by Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

(c) Since the date of this Agreement, there has not been any Material Adverse Effect or any Effects that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.7 Legal Proceedings. Except as would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened, legal or administrative proceeding, claim, suit, inquiry, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling, decree, writ or other requirement imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. As of the date of this Agreement, to the Knowledge of the Company, no director or officer of the Company or any of its Subsidiaries is a defendant in any suit, action, or proceeding to which the Company or any of its Subsidiaries is not also a defendant, including as a nominal defendant, in connection with his or her status as a director or officer of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, there are no injunctions, orders, judgments, rulings, decrees, awards, writs, stipulations, arbitration awards or other requirements of any kind outstanding against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are subject.

SECTION 3.8 Compliance With Laws; Permits; Regulations.

(a) The Company and its Subsidiaries are, and since January 30, 2007 have been, in compliance with all, and have not breached or violated any state or federal laws, statutes, common laws, ordinances, codes, rules, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law, permits, proprietary interests, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Permits, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.9 Company Related Party Transactions. Except as expressly disclosed in the Filed SEC Documents, since January 27, 2009, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or officer, other Affiliate of the Company or any of its Subsidiaries or any Person who beneficially owns five percent (5%) or more of the Company Common Stock (or any Affiliate of any of the foregoing), on the other hand, that, individually or aggregate, exceeds or would exceed $120,000 per year (together with any such transactions expressly disclosed in the Filed SEC Documents, a “Company Related Party Transaction”).

SECTION 3.10 Tax Matters.

(a) (i) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are true complete and accurate in all material respects; (ii) the Company and each of its Subsidiaries timely paid all Taxes that are owed by it (whether or not shown on any Tax Returns); (iii) as of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of any Taxes of the Company or any of its Subsidiaries; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens; (v) none of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law); (vi) all amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld and paid over to the appropriate Governmental Authority; (vii) no deficiency for any Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment in full, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (viii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course); (ix) no written requests for waivers of the time to assess any Taxes of the Company or its Subsidiaries are pending; (x) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or pursuant to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which does not relate to Taxes); (xi) neither the Company nor any of its subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (xii) the Company is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897 of the Code; (xiii) neither the Company nor any of its Subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to documentary, stamp or other transfer Tax; and (xiv) neither the Company nor any of its Subsidiaries has made any payments, or has been or is a party to any agreement, contract, arrangement or plan that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “parachute payment” within the meaning of Code section 280G or in the imposition of an excise Tax under Code section 4999 (or any corresponding provisions of state, local or foreign Tax law) or that were or would not be deductible under Code sections 162 or 404.

(b) For purposes of this Agreement: (x) “Tax” shall mean any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and liability for the payment of any of the foregoing as a result of (A) being a transferee or successor, (B) being a member of an affiliated, consolidated, combined or unitary group, (C) being party to any tax sharing agreement and (D) any express or implied obligation to indemnify any other person with respect to the payment of any of the foregoing and (y) “Tax Returns” shall mean returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.

SECTION 3.11 Employee Benefits.

(a) Section 3.11 of the Company Disclosure Schedule contains true and complete lists, by country, of each Company Plan. The Company has made available to Parent true, correct and complete copies of (1) each Company Plan document, including any amendments thereto and in the case of unwritten Company Plans, written descriptions thereof, (2) the two most recent annual reports (Form 5500 series or local law equivalent) required to be filed with the IRS (or equivalent Governmental Authority under local Law) with respect to each Company Plan (if any such report was required) and the two most recent actuarial valuations or similar reports with respect to each Company Plan for which such report is available, (3) a correct and complete copy of the most recent IRS determination or opinion letter received with respect to each Company Plan, (4) the most recent summary plan description for each Company Plan for which such summary plan description is required, (5) each insurance or group annuity contract or other funding vehicle relating to any Company Plan, (6) each employee handbook or other similar employee communication, and (7) copies of any 280G calculation prepared (whether or not final) with respect to any employee, director or independent contractor of the Company in connection with the transactions contemplated by this Agreement (together with the underlying documentation on which such calculation is based).

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Company Plan has been, in all material respects, administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, (ii) each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to affect adversely the qualified status of any such Company Plan, (iii) neither the Company nor its Subsidiaries is or reasonably could be subject to either a liability pursuant to Section 502 of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (iv) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Plan or any trust related thereto which could reasonably be expected to result in any liability to the Company or any of its Subsidiaries; and (v) no audit or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company threatened or anticipated.

(c) To the Knowledge of the Company, all contributions or other material amounts payable by the Company or its Subsidiaries as of or prior to the date hereof with respect to each Company Plan in respect of current or prior plan years have been paid on a timely basis or if not yet paid has been accrued in accordance with GAAP.

(d) Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has ever maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA.

(e) Except as required under Section 601 et seq. of ERISA, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(f) Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any employee, director or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director or officer, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or any employment or individual consulting agreement, (iv) otherwise give rise to any material liability under any Company Plan or any employment or individual consulting agreement or (v) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time.

(g) To the Knowledge of the Company, each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code and the Treasury Regulation promulgated thereunder) did not fail to be operated in good faith compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder from January 1, 2005 through December 31, 2008 and has not failed to be maintained and operated in compliance with Section 409A of the Code and the Treasury Regulations promulgated thereunder from January 1, 2009 until the Closing Date.

(h) Each Company Plan may be amended or terminated without penalty other than the payment of benefits, fees or charges accrued or incurred through the date of termination.

(i) The Company has received a determination letter with respect to any “voluntary employees’ beneficiary association,” within the meaning of Section 501(c)(9) of the Code (“VEBA”), which remains in full force and effect. The operations of the VEBA and Company’s funding policy with respect to the VEBA complies in all material respects with the applicable provisions of the Code and ERISA.

(j) To the Knowledge of the Company, all Foreign Plans have been established, maintained, and administered in all material respects in compliance with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs and regulations of any controlling governmental authority or instrumentality.

(k) To the Knowledge of the Company, with respect to the Foreign Plans, except as would not result in material liability to the Company or its Subsidiaries: (i) all required contributions have been made in accordance with applicable local statutory requirements or accrued to the extent required by applicable local statutory requirements; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) accrued to the Closing Date (i.e., on an “accrued benefit obligation” basis as is defined in SFAS 87) with respect to all current and former participants under such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and none of the transactions contemplated by this Agreement shall cause such assets or insurance obligations or book reserves to be less than such benefit obligations; and (iii) there is no liability with respect to any funded Foreign Plan which will result by reason of the transactions contemplated by this Agreement.

(l) Section 3.11(l) of the Company Disclosure Schedule sets forth the Company’s accrued liability in respect of Company matching contributions under the ESPP as of the date of this Agreement.

SECTION 3.12 Labor and Employment Matters.

(a) Except as disclosed in Section 3.12(a) of the Company Disclosure Schedule or, in the case of clauses (vi) and (vii), as would not reasonably be expected to have a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization; (ii) to the Knowledge of the Company, as of the date hereof, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization; (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union or works council; (iv) as of the date hereof, there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, or work stoppage ; (v) there is no unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority; (vi) there is no pending or, to the Knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Authority with respect to any current or former employees of the Company or any of its Subsidiaries; and (vii) the Company has complied with all applicable Laws related to employment, employment practices, wages, hours and other terms and conditions of employment (including the classification and compensation of employees for purposes of the Fair Labor Standards Act and cognate state laws) and other Laws in respect of any reduction in force, including notice, information and consultation requirements.

(b) True and complete information as to the name, current job title and compensation for each of the last three years of all current directors and executive officers of the Company and its Subsidiaries has been provided to Parent. As of the date hereof, to the Knowledge of the Company, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any Company Subsidiary.

SECTION 3.13 Environmental Matters. Except for those matters that would not reasonably be expected to have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws, regulations or other legal requirements relating to the protection of the environment or human health and safety (“Environmental Laws”), which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of their respective businesses as currently conducted, (B) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property owned, operated or leased by the Company or any of its Subsidiaries, (C) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws and (D) there are no Hazardous Materials present on any real property owned or leased by the Company or any of its Subsidiaries.

SECTION 3.14 Intellectual Property.

(a) The Company and its Subsidiaries are the sole and exclusive owners of all of the Registered Intellectual Property, and the Registered Intellectual Property is not subject to any Lien other than Permitted Liens. To the Knowledge of the Company, all of the Registered Intellectual Property is valid and enforceable and none of the Registered Intellectual Property is being misappropriated, violated, or infringed by any third party.

(b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries either own or have sufficient rights to use under valid and enforceable written agreements all Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property”).

(c) Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Section 3.14(c) of the Company Disclosure Schedule, no claims are pending or, to the Knowledge of the Company, threatened, (i) challenging the ownership, enforceability, scope, validity, or use by the Company or any Subsidiary of any Company Intellectual Property owned by the Company, or (ii) alleging that the Company or any of its Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any Intellectual Property.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, (i) no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or a Subsidiary and (ii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted or contemplated to be conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person.

(e) Except as would not reasonably be expected to have a Material Adverse Effect the Company and/or its Subsidiaries take and have taken commercially reasonable actions to maintain and preserve any Intellectual Property owned by the Company or its Subsidiaries, including requiring, through signed written agreement or binding employment policy, all persons who receive trade secret or confidential or proprietary data or information of the Company or a Subsidiary not to disclose such trade secrets, data or information to any third party, and not to use such trade secrets, data or information for any purpose other than the purposes of the Company and its Subsidiaries.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries maintain policies and procedures regarding data security, privacy, data transfer, and the use of data that are commercially reasonable and, if followed, ensure that the Company and its Subsidiaries are in compliance with all applicable Laws. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all such policies and other legal requirements pertaining to data privacy and data security. Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, to the Knowledge of the Company: (i) there have been no material losses or thefts of data or security breaches relating to data used in the business of the Company and its Subsidiaries; (ii) violations of any security policy regarding any such data; (iii) any unauthorized access or unauthorized use of any data; and (iv) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or a Subsidiary or a contractor or agent acting on behalf of the Company or a Subsidiary.

(g) The Company and its Subsidiaries possess or control: (i) the source code, object code and documentation for all Owned Software; and (ii) to the extent necessary to develop, support or maintain Software as developed, supported or maintained, as applicable, in their business, the object code or the source code and documentation for Licensed Software. No person other than the Company and its Subsidiaries has any ownership right or interest in or with respect to the material Owned Software. The Company and its Subsidiaries have disclosed source code to material Owned Software only pursuant to written confidentiality terms that reasonably protect the Company or its Subsidiary’s rights in such Owned Software. To the Knowledge of the Company, no material Owned Software is subject to any obligation that would require the Company or its Subsidiaries to divulge to any person any source code or trade secret that is part of any material Owned Software.

SECTION 3.15 Properties.

(a) Section 3.15(a)(i) of the Company Disclosure Schedule identifies by street address or location each parcel of Material Owned Real Property and Section 3.15(a)(ii) of the Company Disclosure Schedule identifies by street address or location of each Material Leased Real Property and lists, with respect to each such Lease, the date of such Lease and any material amendments thereto. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect, the Company or one of its Subsidiaries has (A) good, valid and marketable fee simple title to all Owned Real Property and (B) valid leasehold estates in all Leased Real Property, in all cases free and clear of all Liens except for Permitted Liens. Neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no other party, is in breach of or default under the terms of any Lease, Operating Agreement or, except as would not reasonably be expected to have a Material Real Property Adverse Effect, other Lien encumbering the Real Property (or has taken or failed to take any action which, with notice, lapse of time, or both, would constitute a default) or has received any notice of default, termination or non-renewal under any Lease, Operating Agreement or, except as would not reasonably be expected to have a Material Real Property Adverse Effect, other such Lien encumbering the Real Property except as set forth in Section 3.15(a)(iii) of the Company Disclosure Schedule. Each Lease is a valid and binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms.

(b) Section 3.15(b) of the Company Disclosure Schedule identifies each Lease accounted for by the Company or the applicable subsidiary as a capital lease.

(c) Section 3.15(c) of the Company Disclosure Schedule identifies by street address or location each parcel of Real Property leased, subleased or otherwise licensed by the Company or any of its Subsidiaries (whether as landlord, sublandlord or licensor) to, or otherwise occupied by, any Franchisee or any other Person (collectively, the “Subleased Real Property”) pursuant to a Third Party Lease and also lists, with respect to each such Third Party Lease, the date of such Third Party Lease and any material amendments thereto. Neither the Company nor any of its Subsidiaries, and to the Knowledge of the Company, no other party, is in breach of or default under the terms of any Third Party Lease (or has taken or failed to take any action which, with notice, lapse of time, or both, would constitute a default) or has received any notice of default, termination or non-renewal under any Third Party Lease. Each Third Party Lease is a valid and binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms. Except for the Company, its Subsidiaries and the counterparties to the Third Party Leases and the rights of parties under Permitted Liens and Permitted Encumbrances or as set forth in Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into any lease, sublease, license or other Contract granting any Person the right to use or occupy all or any portion of the Real Property.

(d) A true and correct copy of each Material Lease and any related (i) notices or memoranda of lease, (ii) subordination, non-disturbance and attornment agreements, (iii) estoppel certificates and (iv) material correspondence related thereto and as of the date of this Agreement has been made available to Parent.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect, the consummation of the Transactions contemplated by this Agreement will not cause the expiration, termination or breach of any Permit, Operating Agreement, Lease or Third Party Lease or the acceleration of any payment obligation or the alteration of any material terms of, or result in the creation or imposition of any Lien (other than Permitted Liens) under, any Permit, Operating Agreement, Lease or Third Party Lease or require the prior consent or approval of or notice to any other party to any Permit, Operating Agreement, Lease or Third Party Lease.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or valid and enforceable rights to use under existing franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties and assets necessary to carry on their businesses as is now being conducted, free and clear of all Liens except for Permitted Liens.

(g) The restaurants, warehouses, stores, plants, production facilities, processing facilities, fixtures, trade fixtures and improvements owned or leased by the Company and any Subsidiary or otherwise used by the Company or any Subsidiary in connection with the operation of their businesses are (as to physical plant and structure) structurally sound, in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, in each case with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect.

(h) Neither the Company nor a Subsidiary has received written notice of any pending condemnation, expropriation, eminent domain or similar Action affecting all or any portion of the Real Property, and, to the Company’s Knowledge, no such Action is threatened.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect, all Permits necessary in connection with the construction upon, and present use and operation of, the Real Property and the lawful occupancy thereof in the business of the Company and its Subsidiaries have been issued by the appropriate Governmental Authorities. The current use of the Real Property is, in all material respects, in accordance with the certificates of occupancy relating thereto and the terms of any such Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect, neither the Company nor any Subsidiary is in violation of any Law relating to Real Property, including setback requirements and zoning restrictions and ordinances.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Real Property Adverse Effect, each parcel of Material Real Property is supplied with utilities and other services necessary for the operation of such Material Real Property as the same is currently operated, all of which utilities and other services are provided via public roads or via permanent, irrevocable appurtenant easements benefiting such Material Real Property. Each parcel of Material Real Property abuts on, and has direct vehicular access to, a public road, or has access to a public road via a permanent, irrevocable appurtenant easement benefiting the parcel of Material Real Property, in each case, to the extent necessary for the conduct of the business of the Company and its Subsidiaries as it is currently being conducted.

SECTION 3.16 Rights Agreement; Anti-Takeover Provisions. The Company does not have any outstanding rights under the Rights Agreement or any similar rights. The Board of Directors of the Company has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company or similar provisions under the Company Charter Documents do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby.

SECTION 3.17 Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all Material Contracts as of the date of this Agreement except for any Contract which has been filed as an exhibit to any Filed SEC Documents. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than Company Plans or Franchise Agreements, except as set forth in Section 3.17(a)(xv) below) that:

(i) are or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, relate to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) are mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money, extension of credit, surety bonds or guarantees of Indebtedness in each case in excess of $1,000,000 individually or $5,000,000 in the aggregate, other than (a) accounts receivables and payables and (b) loans to direct or indirect wholly-owned Subsidiaries, in each case, in the ordinary course of business;

(iv) were entered into after November 2, 2009, and relate to the acquisition from another person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such Contract (or series of related Contracts) in excess of $2,500,000 (other than acquisitions or dispositions of inventory in the ordinary course of business);

(v) are Contracts (or a series of related Contracts) for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (a) annual payments by the Company and its Subsidiaries of $5,000,000 or more or (b) aggregate payments by the Company and its Subsidiaries of $7,500,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by the Company or any Subsidiary of any material penalty;

(vi) are sales, distribution or other similar Contracts providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (a) annual payments to the Company and its Subsidiaries of $5,000,000 or more or (b) aggregate payments to the Company and its Subsidiaries of $7,500,000 or more;

(vii) are Contracts providing for any quantity discount, volume purchase rebate or bill back sales arrangement that will continue after the Effective Time and is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(viii) are Material Leases;

(ix) are Contracts (or a series of related Contracts) with any agency or department of the United States federal government for the purchase of goods and/or services from the Company or any of its Subsidiaries which would reasonably be expected to result in payments to the Company or any of its Subsidiaries in excess of $1,000,000;

(x) relate to an acquisition, divestiture, merger, license or similar transaction and contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and, individually, could reasonably be expected to result in payments by the Company or any of its Subsidiaries in excess of $1,000,000;

(xi) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly-owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any wholly-owned Subsidiary of the Company or prohibits the issuance of guarantees by any wholly-owned Subsidiary of the Company;

(xii) are license agreements pursuant to which the Company or any of its Subsidiaries is a named party and licenses in Intellectual Property or licenses out Intellectual Property owned by the Company or its Subsidiaries (other than license agreements for commercially available software on standard terms);

(xiii) contains provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any material line of business or grants a right of exclusivity to any third party which prevents the Company or a Subsidiary from entering any territory, market, or field or freely engaging in business anywhere in the world (including any agreement to which the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company are subject that grants to any party most-favored-nation or similar rights);

(xiv) accounted for aggregate revenue to the Company or any of its Subsidiaries of (A) more than $30,000,000 during the Company’s 2009 fiscal year or (B) more than $30,000,000 during the Company’s 2010 fiscal year;

(xv) are Franchise Agreements or other Contracts relating to any Company Related Party Transaction;

(xvi) provides for the indemnification of any officer, director, manager or employee by the Company or any of its Subsidiaries;

(xvii) provides for the payment, increase or vesting of any benefits or compensation in connection with the Transactions;

(xviii) provides compensation, severance or other benefits or rights to any officer, director, employee, consultant, or other individual (other than a Company Plan); or

(xix) relates to any material settlement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company or any of its Subsidiaries in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s relationship with the Company or any of its Subsidiaries, (B) settlement agreements for cash only (which has been paid) and does not exceed $1,000,000 as to such settlement or (C) settlement agreements entered into more than one year prior to the date of this Agreement under which neither the Company nor any of its Subsidiaries has any continuing material financial obligations, liabilities or rights (excluding releases).

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, (iii) neither the Company nor any of its Subsidiaries has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Material Contract, (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, (v) to the Knowledge of the Company, the Company has not received any notice from any counterparty that such counterparty intends to terminate, or not renew, any Material Contract, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect, and (vi) the completion of the transactions contemplated by this Agreement will not cause the expiration, termination or breach of any Material Contract, or the acceleration of any payment obligation or the alteration of any material terms of any Material Contract. As of the date hereof, with respect to Material Contracts either made available to Parent by the Company or publicly filed with the SEC, the versions of such Material Contracts either made available or publicly filed contain all of the material terms thereof.

SECTION 3.18 Franchise Matters.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a list of all Franchise Agreements that are currently in effect between the Company or one of its Subsidiaries and any Franchisee, which list identifies (i) the name of the Franchisee and the Franchise brand, (ii) the date of the Franchise Agreement, and (iii) the location of the franchised business or area in which the Franchisee has the right to develop franchised businesses. Each of the Franchise Agreements for a Franchise to be operated in the United States is substantially similar to the form of Franchise Agreement incorporated into the current FDD that is applicable to the type of Franchise granted to such Franchisee, except (A) as disclosed in Section 3.18(a) of the Company Disclosure Schedule or (B) changes that would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent accurate and complete copies of each of the Franchise Agreements for a Franchise to be operated outside of the United States.

(b) (i) Each Franchise Agreement is valid and binding on the Company and/or any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except for where the failure to be valid, binding, enforceable and in full force and effect, either individually or in the aggregate, would not reasonably be expected to have, a Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Franchise Agreement, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received written notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Franchise Agreement, (A) from any Material Franchisee, or (B) from any other Franchisee except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Franchise Agreement, except as does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (v) to the Knowledge of the Company, neither the Company nor any Subsidiary has not received any notice from any Material Franchisee that such Material Franchisee intends to terminate, or not renew, any Franchise Agreement, or is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect; and (vi) the completion of the transactions contemplated by this Agreement will not cause the expiration, termination or breach of any Material Franchise Agreement, or the acceleration of any payment obligation or the alteration of any material terms of any Franchise Agreement, except as would not reasonably be expected to have a Material Adverse Effect. The Franchise Agreements and the Manual materially comply with and are enforceable in all material respects under all applicable Laws. No Franchise Agreement contains a provision that requires the consent or approval of the Franchisee to the Merger, and to the Knowledge of the Company, neither the Company nor any Subsidiary has made any oral or written representation, warranty or covenant to any Franchisee that a change of control of the Company or any of its Subsidiaries will not occur or that such Franchisee’s its consent to any change of control would be sought or obtained prior to or as part of any such change of control. No Franchise Agreement is subject to any right of rescission, set-off, counterclaim or defense, and neither the terms of the Franchise Agreement, nor the exercise of any rights thereunder, will render the Franchise Agreement unenforceable, in whole or in part, nor give to the Franchisee any right of rescission, set-off, counterclaim or defense, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except for Persons who have signed Commitment Agreements (as defined in the applicable Subsidiary’s FDDs) substantially in the form attached to the Subsidiaries’ current FDDs and existing Franchise Agreements under which the Material Franchisee has the right to develop multiple franchised businesses and which are identified on Section 3.18(a) of the Company Disclosure Schedule, no Franchisee or other Person has any enforceable right of first refusal, option or other right or arrangement to sign any Franchise Agreement or acquire any Franchise. To the Knowledge of the Company, except existing Franchise Agreements which are identified on Section 3.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted any protected territory or exclusive territory or is otherwise limited in its right to grant Franchises, subject to Franchisee’s rights under applicable Law.

(d) To the Knowledge of the Company, all funds administered by or paid to the Company or any Subsidiary on behalf of one or more Franchisees at any time since January 1, 2006, including funds that Franchisees contributed for advertising and promotion and rebates and other payments made by suppliers and other third parties on account of Franchisees’ purchases from those suppliers and third parties, have been administered and spent in accordance with all Laws and the Franchise Agreements.

(e) Except for countries where there are operating franchised restaurants, neither the Company nor any of its Subsidiaries has offered or sold Franchises anywhere in the world since January 1, 2006.

(f) Either the FDD or Section 3.18(f) of the Company Disclosure Schedule contains a summary of all Franchise-related arbitrations, litigation, class proceedings, material complaints or disputes, or other Actions which are pending or, to the Knowledge of the Company, threatened (i) from any Material Franchisee or association purporting to represent a group of Franchisees (including the Star Franchise Association and the Independent Hardee’s Franchisee Association), or (ii) from any other Franchisee except where such Action, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) Section 3.18(g) of the Company Disclosure Schedule sets forth a list of all FDDs that the Company or any of its Subsidiaries have used to offer or sell Franchises at any time since January 1, 2006. The Company has made available to Parent accurate and complete copies of each such FDD. All FDDs that the Company or any of its Subsidiaries have used to offer or sell franchises at any time since January 1, 2006 have contained all information required by the FTC Rule and other Franchise Laws and have otherwise been prepared and delivered to prospective Franchisees in compliance with the Franchise Laws, and no such FDD contains any statement which is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made.

(h) Section 3.18(h) of the Company Disclosure Schedule sets forth, with respect to each applicable Subsidiary, a list of the jurisdictions in which the Company or any of its Subsidiaries is currently registered or authorized to offer and sell Franchises, or is exempt from such registration, under a Franchise Law. There are no stop orders or other proceedings in effect or, to the Knowledge of the Company, threatened that would prohibit or impede the Company’s ability to offer or sell Franchises or enter into Franchise Agreements immediately following the Effective Time, except for any amendment filings and changes to the FDD that might be required to describe the Merger.

(i) The Company and the Subsidiaries are, and since January 1, 2006 have been, in compliance with all Franchise Laws and have not offered or sold any Franchise in violation of any Franchise Law (including by filing on a timely basis all required amendments and renewals of the registrations and exemptions under the Franchise Laws), except for such non-compliance as would not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(j) To the Knowledge of the Company, with respect to all terminations, non-renewals, and transfers of Franchises since January 1, 2006, the Company and the applicable Subsidiary have complied with all applicable franchise termination, unfair practices, and/or relationship laws, including to those laws’ requirements with respect to the proper notice of default, time to cure, and the actual termination of any Franchisee.

SECTION 3.19 Suppliers. Section 3.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest suppliers or vendors (“Suppliers”) to the Company and its Subsidiaries (based on purchases from January 1, 2009, through December 31, 2009), together with the volume of purchases made from such Suppliers during such period. No Supplier is a sole source of supply of any material goods, materials or services used by the Company or any Subsidiary. No Supplier has reduced or otherwise discontinued, or threatened to reduce or discontinue, supplying such goods, materials or services to the Company or any Subsidiary on reasonable terms, except for such matters as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Suppliers has canceled or otherwise terminated, or to the Knowledge of the Company, threatened to cancel or otherwise terminate its relationship with the Company or any Subsidiary.

SECTION 3.20 Quality and Safety of Food & Beverage Products. To the Knowledge of the Company, the manufacturing and storage practices, preparation, ingredients, composition, and packaging and labeling for each of the food or beverage products of the Company or any Subsidiary, (i) are in compliance with all applicable Laws, including Laws relating to food and beverage manufacturing, storage, preparation, packaging and labeling; and (ii) are in material compliance with all internal quality management policies and procedures of the Company and its Subsidiaries. Except as would not reasonably be expected to have a Material Adverse Effect, all labeling used on such food or beverage products has been filed or registered with and/or approved by each applicable Governmental Authority that requires such filing, registration and/or approval. Since January 30, 2007, (a) there have been no recalls of any food or beverage product of the Company or any Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Subsidiary; and (b) to the Knowledge of the Company, none of the food or beverage products of the Company or any Subsidiary have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Law, or pose an inappropriate threat to the health or safety of a consumer when consumed in the intended manner. The Company has made available to Parent complete and accurate copies of all reports resulting from any audits and inspections of the quality or safety management practices conducted by the Company or a Subsidiary, or by any other Person since January 30, 2007 in the Company’s custody and control.

SECTION 3.21 Insurance. The Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies and subsidiaries in similar lines of business as the Company and its Subsidiaries, and in amounts sufficient to comply with all Material Contracts and Franchise Agreements to which the Company or its Subsidiaries are parties or are otherwise bound. All such insurance policies are in full force and effect, no notice of cancellation or modification has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

SECTION 3.22 Swap Agreements. As of January 25, 2010, (a) the gross notional amount outstanding under all existing currency and interest rate swap transactions to which the Company or any of its wholly-owned Subsidiaries is a party was approximately $200,000,000, (b) the estimated fair value of the Company’s and its wholly-owned Subsidiaries’ interest rate swap agreements was approximately $15,481,825 under GAAP and (c) the estimated fair value of the Company’s and its wholly-owned Subsidiaries’ interest rate swap agreements, as reported by the counterparties, was approximately $15,887,778. The Company is not a party to any currency swap or forward agreements.

SECTION 3.23 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion, the Merger Consideration to be received by holders of shares of Company Common Stock (other than as set forth in such opinion) is fair, from a financial point of view, to such holders. A copy of such opinion will be provided to Parent promptly for information purposes only following receipt thereof by the Company.

SECTION 3.24 Brokers and Other Advisors. Except for UBS Securities LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which any person identified in this Section 3.24 is entitled to any fees and expenses in connection with the Transactions.

SECTION 3.25 No Other Parent or Merger Sub Representations or Warranties. Except for the representations and warranties set forth in Article IV, the Company hereby acknowledges that neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company. Neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to the Company resulting from the delivery, dissemination or any other distribution to the Company or its stockholders, directors, officers, employees, Affiliates or representatives, or the use by the Company or its stockholders, directors, officers, employees, Affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or its stockholders, directors, officers, employees, Affiliates or representatives, including without limitation in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the Transactions, other than fraud in connection therewith.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth herein or in the corresponding section of the disclosure schedule delivered by Parent and Merger Sub to the Company and dated as of the date of this Agreement (the “Parent Disclosure Schedule”).

SECTION 4.1 Organization; Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

SECTION 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clause (ii), for such violations or defaults as would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 4.3 Governmental Approvals. Except for (i) any filings required under, and in compliance with other applicable requirements of, the Exchange Act and the rules of The New York Stock Exchange, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) any filings required under, and in compliance with other applicable requirements of, the HSR Act and any other applicable Antitrust Laws, no consents or approvals of, or filings, licenses, permits or authorizations, declarations or registrations with, any Governmental Authority or any stock market or stock exchange on which shares of Parent are listed for trading are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

SECTION 4.4 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.5 Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (i) an executed commitment letter (the “Equity Funding Letter”) from Thomas H. Lee Equity Fund VI, L.P. (the “Equity Provider”) to provide, subject to the terms and conditions therein, equity financing in the aggregate amount set forth therein (being collectively referred to as the “Equity Financing”), and (ii) an executed commitment letter and redacted forms of fee letters, dated as of the date of this Agreement, from the financial institutions identified therein (the “Debt Commitment Letter” and, together with the Equity Funding Letter, the “Financing Letters”) to provide, subject to the terms and conditions therein, debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing”, and together with the Equity Financing collectively referred to as the “Financing”). As of the date hereof, neither the Equity Funding Letter nor Debt Commitment Letter has been amended or modified and the respective commitments contained in such letters have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Funding Letter and the Debt Commitment Letter that are payable on or prior to the date hereof. Assuming the Financing is funded in accordance with the terms and conditions of the Financing Letters and assuming the accuracy of the representations and warranties set forth in Article III and performance by the Company of its obligations under Section 5.1, the net proceeds contemplated by the Equity Funding Letter and Debt Commitment Letter will, together with the cash or cash equivalents available to the Company, in the aggregate be sufficient for Merger Sub and the Surviving Corporation to consummate the Transactions upon the terms and conditions contemplated by this Agreement. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under the Equity Funding Letter or the Debt Commitment Letter; provided that Parent and Merger Sub are not making any representation regarding the effect of the inaccuracy of the representations and warranties in Article III. As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article III and performance by the Company of its obligations under Section 5.1, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing. The Financing Letters contain all of the conditions precedent to the obligations of the parties thereunder to make Financing available to Parent on the terms therein.

SECTION 4.6 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed limited guarantee of the Guarantor with respect to the Guarantee. The Guarantee is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Guarantee.

SECTION 4.7 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. To the knowledge of Parent, based on information available to Parent as of the date of this Agreement, immediately after giving effect to all of the Transactions, including the Financing, and the payment of the aggregate Merger Consideration, the Designated Consideration, and any other repayment or refinancing of debt that may be contemplated in the Debt Commitment Letter, assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof (for such purposes, such representations and warranties shall be true and correct in all material respects), (c) the Required Information fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby and (d) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, the Surviving Corporation (i) as of such date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) shall not have, as of such date, unreasonably small capital to carry on its business.

SECTION 4.8 Certain Arrangements. Except as set forth in Section 4.8 of the Parent Disclosure Schedule, there are no Contracts between Parent, Merger Sub or the Guarantor, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

SECTION 4.9 Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be likely to have the effect of preventing, making illegal, or otherwise interfering with, any of the Transactions, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Transactions.

SECTION 4.10 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons whose fees and expenses will be paid by Parent.

SECTION 4.11 No Other Company Representations or Warranties. Except for the representations and warranties set forth in Article III, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Merger Sub. Neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, will have or be subject to any liability or indemnification obligation to Parent or Merger Sub resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, or the use by Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives of any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Merger Sub or their respective stockholders, directors, officers, employees, Affiliates or representatives, including without limitation in certain “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of any of the Transactions, other than fraud in connection therewith.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1 Conduct of Business.

(a) Except as required by applicable Law or expressly contemplated or permitted by this Agreement or as contemplated by Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time (or such earlier date on which this Agreement may be terminated), unless the Parent otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, carry on its business in all material respects in the ordinary course of business and shall use its reasonable best efforts to preserve its and its Subsidiaries’ business organizations intact and maintain existing relations with key customers, distributors, suppliers, Franchisees, employees and other persons with whom the Company or its Subsidiaries have business relationships, assets, rights and properties. Without limiting the generality of the foregoing, and except as required by applicable Law or any Governmental Authority or expressly contemplated or permitted by this Agreement or as contemplated by Section 5.1(a) of the Company Disclosure Schedule, during such period, the Company shall not, and shall not permit any of its Subsidiaries to, unless Parent otherwise consents (which shall not be unreasonably withheld, delayed, or conditioned):

(i) (A) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, provided that the Company may issue shares of Company Common Stock as required to be issued upon exercise or settlement of Options or other equity rights or obligations under the Company Stock Plans or Company Plans outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan or Company Plan in effect on the date hereof; (B) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (x) pursuant to written commitments in effect as of the date hereof only from former employees or directors in connection with any termination of services to the Company or any of its Subsidiaries or (y) in connection with withholding to satisfy tax obligations with respect to Options, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the net exercise of Options; (C) establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock; or (D) split, combine, subdivide or reclassify any shares of its capital stock;

(ii) enter into any collective bargaining agreement or other agreement with a labor union or works council;

(iii) (A) incur, issue, modify, renew, syndicate or refinance any Indebtedness (excluding any letters of credit issued in the ordinary course of business), attempt to do any of the foregoing, announce or authorize the announcement of any of the foregoing or engage in any discussions concerning any of the foregoing except for Indebtedness incurred under the Company’s existing credit facility listed on Schedule 3.17(a) of the Company Disclosure Schedule, (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business; provided, that the Company shall consult in good faith with Parent prior to entering into, amending or otherwise modifying or agreeing in principle to any Contract relating to or reflecting any material hedging arrangement, or (C) make any loans, capital contributions or advances to any Person (other than the Company and any wholly-owned Subsidiary of the Company);

(iv) adopt or implement any stockholder rights plan;

(v) sell or lease, in a single transaction or series of related transactions, any of its properties or assets whose value or purchase price, individually or in the aggregate, exceeds $2,500,000, except (A) dispositions of obsolete or worthless assets or (B) in the ordinary course of business;

(vi) make or authorize any capital expenditures except as set forth in the capital budget set forth in Section 5.1(a)(vi) of the Company Disclosure Schedule;

(vii) make any acquisition (including by merger) of the capital stock or (except in the ordinary course of business or as otherwise permitted by this Agreement) a material portion of the assets of any other Person for consideration in excess of $2,000,000;

(viii) (A) increase the compensation, or benefits in respect of, any of its officers, directors or employees, other than as required by the terms of any applicable agreement or benefit plan on the date of execution of this Agreement or as required by applicable Law, (B) provide increases in salaries, wages and benefits of employees who are not officers or directors of the Company other than in the ordinary course of business, or (C) enter into any severance, change-in-control, retention or other agreement with any employee or independent contractor;

(ix) (A) make any material changes in financial or tax accounting methods, principles or practices (or change an annual accounting or period), except insofar as may be required by applicable Law, including without limitation a change in GAAP or (B) accelerate the collection of receivables or delay the payment of accounts payables;

(x) grant any material refunds, credits, rebates or other allowances by the Company or its Subsidiaries to any Franchisee, supplier, vendor or distributor, in each case, other than in the ordinary course of business;

(xi) amend the Company Charter Documents or organizational documents of any Subsidiary;

(xii) enter into any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xiii) fail to make any material filing, pay any fee, or take another action necessary to maintain in full force and effect any Intellectual Property right owned by the Company or any Subsidiary that is material to the conduct of the business of the Company or any Subsidiary, or enter into any license or transfer agreement granting or transferring to a third party an exclusive right to use any such Intellectual Property, other than licenses providing territorial exclusivity to Franchisees entered into in the ordinary course of business;

(xiv) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xv) (A) grant any Lien (other than Permitted Liens) in any of its material assets other than to secure Indebtedness permitted under Section 5.1(a)(iii) or (B) secure, directly or indirectly, obligations other than Indebtedness in the ordinary course of business;

(xvi) fail to use its reasonable best efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies;

(xvii) (A)  modify, amend, terminate or waive any rights under any Material Contract other than in the ordinary course of business, (B) enter into any Contract, which if entered into prior to the date hereof would have been a Material Contract or (C) enter into any new Contract that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby;

(xviii) enter into any distribution Contract or renew, modify, amend, terminate or waive any existing distribution Contract (including the MBM Contract and the SYGMA Contract) providing for the distribution of goods to any restaurant operated by the Company, any Subsidiary or any Franchisee;

(xix) enter into any Contract or modify, amend, terminate or waive any existing Contract covering the development of ten or more restaurants;

(xx) terminate any Franchise Agreement to which a Material Franchisee is a party;

(xxi) pay, discharge, settle or compromise any pending or threatened suit, action or claim which (A) requires payment to or by the Company or any Subsidiary (exclusive of attorney’s fees) in excess of $250,000 in any single instance or in excess of $1,000,000 in the aggregate, (B) involves injunctive or equitable relief or restrictions on the business activities of the Company or any of its Subsidiaries, (C) would involve the issuance of Company Securities or (D) relates to the transactions contemplated hereby;

(xxii) except as required by Law or as otherwise is in the ordinary course of business (a) make any material change (or file any such change) in any method of Tax accounting or any annual Tax accounting period; (b) make, change or rescind any material Tax election; (c) settle or compromise any material Tax liability, audit claim or assessment; (d) surrender any right to claim for a material Tax refund; (e) file any amended Tax Return involving a material amount of additional Taxes; (f) enter into any closing agreement; or (g) waive or extend the statute of limitations in respect of any Income or other material Taxes other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business;

(xxiii) waive, release, grant or transfer any right of material value, other than in the ordinary course of business or waive any material benefits of, or agree to modify in any material adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(xxiv) amend or terminate any Company Plan or establish or adopt any plan, program or arrangement that if in existence at the date hereof would be a Company Plan, except as required by applicable Law;

(xxv) enter into, amend, waive or terminate any Company Related Party Transaction;

(xxvi) permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, any non-U.S. official, in each case, in violation of the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”); or

(xxvii) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

SECTION 5.2 Solicitation; Change in Recommendation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 12:01 p.m. (New York City time) on the 40th day following the date of this Agreement (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage Takeover Proposals (as defined herein) (or inquiries, proposals or offers or other efforts or attempts that are reasonably expected to lead to a Takeover Proposal), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as defined herein); provided that the Company shall promptly (and, in any event within forty-eight (48) hours) provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into, engage in, and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreements need not prohibit the submission of Takeover Proposals or amendments thereto to the Company’s Board of Directors.

(b) Except as permitted by this Section 5.2, the Company shall and shall cause each of its Subsidiaries and Representatives to, on the No-Shop Period Start Date, (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal, and (ii) request such Person to promptly return or destroy all confidential information concerning the Company and the Company’s Subsidiaries. Except as permitted by this Section 5.2, the Company shall and shall cause each of its Subsidiaries and Representatives not to, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal. No later than two business days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each party (including any Excluded Party) that submitted a Takeover Proposal prior to the No-Shop Period Start Date and shall promptly provide to Parent a written summary of the material terms of any such Takeover Proposal. The parties agree that, notwithstanding the commencement of the obligations of the Company under this Section 5.2 on the No-Shop Period Start Date, the Company may continue to engage in the activities described in Section 5.2(a)(ii) with respect to a Takeover Proposal submitted by an Excluded Party prior to the No-Shop Period Start Date until 12:01 p.m. (New York City time) on the 20th day following the No-Shop Period Start Date (the “Cut-off Date”) including with respect to any amended or revised proposal submitted by such Excluded Party on or before the Cut-off Date.

(c) Notwithstanding anything to the contrary contained herein, if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a written Takeover Proposal from any Person, which Takeover Proposal was made or renewed on or after the No-Shop Period Start Date and that did not result from any breach of this Section 5.2, if the Board of Directors of the Company determines in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and that such Takeover Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal; provided, further that the Company shall promptly provide to Parent (and in any event within 48 hours) (i) a copy of any Takeover Proposal made in writing provided to the Company or any of its Subsidiaries, and the identity of the Person making the Takeover Proposal, and (ii) a written summary of the material terms of any such Takeover Proposal not made in writing. From and after the date hereof, the Company shall not grant any waiver, amendment or release under any standstill agreement without the prior written consent of Parent.

(d) Following the No-Shop Period Start Date, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal (whether made before or after the No-Shop Period Start Date) on a current basis (and in any event within 48 hours) and shall notify Parent of the status of such Takeover Proposal. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 5.2.

(e) Except as expressly permitted by this Section 5.2(e) or Section 5.2(f), the Board of Directors of the Company shall not (i)(A) fail to recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”) or fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Board of Directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”) or (iii) take any action pursuant to Section 7.1(d)(ii). Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Board of Directors of the Company may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement with respect to a Takeover Proposal, if and only if, prior to taking such action, the Board of Directors of the Company has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that (w) the Company has given Parent at least four business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Proposal), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement, the Financing Letters and the Guarantee such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Financing Letters and the Guarantee proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice and the notice period shall have recommenced, except that the notice period shall be at least two business days unless the event requiring notice pursuant to this Section 5.2(e) occurred less than two business days prior to the Company Stockholders Meeting, in which case the Company shall deliver notice to Parent of such event as promptly as practicable; and provided, further that the Company has complied in all material respects with its obligations under this Section 5.2 and provided, further, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company termination is in accordance with Section 7.1 and the Company pays Parent the Termination Fee in accordance with Section 7.3 prior to or concurrently with such termination.

(f) Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the Board of Directors of the Company may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation (“Change of Recommendation”) in response to an Intervening Event if the Board of Directors of the Company has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action, (x) the Board of Directors of the Company has given Parent at least four business days’ prior written notice of its intention to take such action and a description of the Intervening Event, (y) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement, the Financing Letters and the Guarantee in such a manner that would obviate the need for taking such action as a result of an Intervening Event and (z) following the end of such notice period, the Board of Directors of the Company shall have considered in good faith any changes to this Agreement, the Financing Letters and the Guarantee proposed in writing by Parent, and shall have determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to effect a Change of Recommendation in response to an Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) Except to the extent provided in Section 5.2(e) or Section 5.2(f), nothing in this Section 5.2 shall prohibit the Board of Directors of the Company from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law.

(h) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and its Subsidiaries equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of more than 20% of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 20% of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is more than 20%; in each case, other than the Transactions.

(i) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal that the Board of Directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise), provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

(j) As used in this Agreement, “Excluded Party” shall mean any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act (so long as such Person and the other members of such group, if any, who were members of such group immediately prior to the No-Shop Period Start Date constitute at least 50% of the equity financing of such group at all times following the No-Shop Period Start Date and prior to the termination of this Agreement), from whom the Company or any of its Representatives has received a Takeover Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that, on or before the No-Shop Period Start Date, the Board of Directors of the Company determines in good faith, after consultation with independent financial advisors and outside legal counsel, constitutes or is reasonably expected to lead to a Superior Proposal, and which Takeover Proposal has not been rejected or withdrawn as of the No-Shop Period Start Date. Further, on the No-Shop Period Start Date, in addition to the information required to be provided pursuant to this Section 5.2, the Company shall identify for Parent which Persons submitting Takeover Proposals have been determined by the Board of Directors of the Company to be an Excluded Party and a summary of the reasons for such determination. Notwithstanding anything contained in this Section 5.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement upon the earlier of (x) 20 days after the No-Shop Period Start Date and (y) immediately at such time as such Takeover Proposal made by such party is withdrawn, terminated, expires or no longer constitutes a Superior Proposal.

SECTION 5.3 Preparation of the Proxy Statement; Stockholders Meeting.

(a) Subject to Section 5.3(b), the Company, acting through the Board of Directors, shall take all actions in accordance with applicable Law, its Company Charter Documents and the rules of the New York Stock Exchange to promptly and duly call, give notice of, convene and hold as promptly as practicable a meeting of its stockholders (including any adjournment or postponement thereof (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.2, the Company shall use its reasonable best efforts to solicit from its stockholders proxies giving the Company Stockholder Approval and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the Company Charter Documents, the rules of the New York Stock Exchange or the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent and with Parent’s consent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) The Company shall prepare (with the assistance of Parent) and file a preliminary Proxy Statement and, if applicable, a Rule 13e-3 Transaction Statement on Schedule 13E-3, in each case as soon as practicable following the date hereof (and, in any event, within 15 business days from the date of this Agreement) with the SEC and the Company and the Company shall file it with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing. The Company shall use its reasonable best efforts to respond (with the assistance of Parent) as promptly as practicable to any comments of the SEC or its staff, and, to the extent permitted by Law, to cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest practicable time after the resolution of all such comments; provided that the Company shall not be required to mail the Proxy Statement prior to the No-Shop Period Start Date. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of the Company’s Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transactions. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly after becoming aware thereof, inform Parent of such fact or event and prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case to the extent required by applicable Law. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company in writing the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Parent shall ensure that such information supplied by it in writing for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Subject to applicable Law, notwithstanding anything to the contrary contained herein, prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement or respond and shall consider in good faith and include in such document or response comments reasonably proposed by Parent. The Company shall ensure that the Proxy Statement (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied to it in writing by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

SECTION 5.4 Filings; Consents; Other Actions.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain the Company Approvals and all other approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions. The Company and Parent shall, and the Company shall cause its Subsidiaries to, use their respective commercially reasonable efforts to obtain any third party approvals, consents, authorizations and other confirmations that are (i) necessary to consummate the Merger and the other Transactions or (ii) in the case of the Company and its Subsidiaries, (A) required to prevent a Material Adverse Effect from occurring prior to the Effective Time or (B) otherwise reasonably requested by Parent from time to time prior to the time that the Company mails the Proxy Statement to its stockholders. In the event that the Company shall fail to obtain any third party approval, consent, authorization or other confirmation described in the immediately preceding sentence, the Company shall use commercially reasonable efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such approval, consent, authorization or other confirmation. In no event shall Parent or Merger Sub (or any of their respective Affiliates) be required to divest, hold separate, agree to conduct, license or otherwise limit the use of any of their (or any of their Subsidiaries’) properties or assets (including, after the Merger, the properties and assets of the Company or any of its Subsidiaries). For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and in any event, the Company shall use best efforts to file such Notification and Report Form within ten business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable; and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that the restrictions of state takeover statute or similar Law are not applicable to any of the Transactions and (y) if the restrictions of any state takeover statute or similar Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

(c) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.4, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by a Governmental Authority with respect to the application of Antitrust Laws to the Transactions.

SECTION 5.5 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its commercially reasonable efforts to obtain the Financing on the terms and conditions described in the Financing Letters and shall not permit any amendment, modification or replacement of the Financing Letters, if such amendment, modification or replacement (x) reduces the aggregate amount of the Financing or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing in a manner that would reasonably be expected to (i) delay or prevent the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (ii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable to enforce its rights against other parties to the Financing Letters or the definitive documents with respect thereto in each of clauses (i) and (ii) in any material respect. Parent shall deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 5.5, references to “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified or replaced by this Section 5.5(a) and references to “Debt Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 5.5(a). Each of Parent and Merger Sub shall use its commercially reasonable efforts (i) to negotiate definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained in the Debt Commitment Letter, (ii) to satisfy all conditions to funding in the Debt Commitment Letter applicable to it that are within its control and consummate the Financing at or prior to the Closing, and (iii) to enforce its rights under the Debt Commitment Letter. Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and provide to the Company copies of the material definitive documents for the Financing. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, (A) Parent and Merger Sub shall promptly notify the Company and (B) Parent and Merger Sub shall use their commercially reasonable efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions no less favorable, taken as a whole, to Parent and Merger Sub (or their affiliates) than the terms and conditions set forth in the Financing Letters as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period. Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing. Notwithstanding anything contained in this Section 5.5 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required (1) to amend or waive any of the terms or conditions hereof or (2) to consummate the Closing any earlier than the final day of the Marketing Period. Notwithstanding anything contained in this Section 5.5 or in any other provision of this Agreement, Parent and Merger Sub shall give the Company prompt written notice: (i) of any material breach or default by any party to any Financing Letters or definitive document related to the Financing of any provisions of the Financing Letters; (ii) of the receipt of any written notice or other written communication from any financing source with respect to any: (A) material breach, default, termination or repudiation by any party to any Financing Letters of any provisions of the Financing Letters or (B) material dispute or disagreement between or among any parties to any Financing Letters; and (iii) if for any reason Parent or Merger Sub believes in good faith that it is reasonably likely that it will not be able to obtain all or any material portion of the Financing in the amounts or from the sources contemplated by the Financing Letters and that it is not reasonably likely that it will be able to obtain acceptable alternative financing prior to the final day of the Marketing Period; provided, that Parent and Merger Sub shall be under no obligation to disclose any information that is subject to an attorney-client or similar privilege.

(b) The Company shall provide to Parent and Merger Sub, and shall cause its Subsidiaries to provide, at Parent’s sole expense, and shall use commercially reasonable efforts to cause its Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Parent or Merger Sub and all cooperation that is customary, necessary or advisable in connection with arranging and obtaining of the Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing”) and the other Transactions (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) assisting with the preparation of offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency presentations, and similar documents and materials, in connection with the Available Financing (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing Parent and Merger Sub and their financing sources as promptly as practicable with all Required Information and all other information and disclosures relating to the Company and its Subsidiaries (including their businesses, operations, financial projections and prospects) as may be reasonably requested by Parent or Merger Sub to assist in preparation of the Offering Documents (including execution of customary authorization and management representation letters and certificates), (iii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Available Financing, including direct contact between senior management and Representatives of the Company and its Subsidiaries and Parent’s and Merger Sub’s financing sources and potential lenders and investors in the Available Financing, and obtaining any corporate, credit and ratings from rating agencies contemplated by the Debt Commitment Letter, (iv) obtaining accountant’s comfort letters and consents from the Company’s independent auditors, (v) assisting in the preparation of, and executing and delivering, definitive financing documents, including guarantee and collateral documents, hedging agreements and other certificates and documents as may be requested by Parent or Merger Sub (including a certificate of the chief financial officer of the Company and its Subsidiaries with respect to solvency matters), (vi) facilitating the pledging of collateral for the Available Financing, including taking commercially reasonable actions necessary to permit the financing sources of the Available Financing to evaluate the Company’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements and establishing, as of the Effective Time, bank and other accounts and blocked account agreements and lockbox arrangements in connection with the Available Financing, (vii) using commercially reasonable efforts to ensure that the financing sources benefit from the existing lending relationships of the Company and its Subsidiaries, (viii) using commercially reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested by Parent or Merger Sub in connection with the Available Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, legal opinions, surveys, title insurance and landlord consents, waivers and access agreements and (ix) facilitating the consummation of the Available Financing, including cooperating with Parent and Merger Sub to satisfy the conditions precedent to the Available Financing to the extent within the control of the Company and its Subsidiaries, and taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent or Merger Sub to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time; provided, however, that, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization and representation letters and certificates referred to above) shall be effective until the Effective Time and, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Available Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Available Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.5(b) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to any information prepared or provided by the Company or any of its Subsidiaries. All material non-public information provided by the Company or any of its Representatives pursuant to this Section 5.5(b) shall be kept confidential in accordance with the Confidentiality Agreement, except that (i) Parent and Merger Sub shall be permitted to disclose such information to potential sources of capital, rating agencies and prospective lenders and investors during syndication of the Available Financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities) and (ii) upon reasonable notice from Parent, the Company agrees to file with the SEC a Form 8-K or Form FD, in form and substance reasonably satisfactory to the Company, containing any material non-public information with respect to the Company or its subsidiaries contained in any offering memorandum to be used in connection with the offering of high yield debt securities contemplated by the Debt Commitment Letter.

(c) On each date on which the Company files with the SEC its Quarterly Report on Form 10-Q (a “10-Q”) or Annual Report on Form 10-K (a “10-K”) (or, if earlier, the date on which such 10-Q or 10-K, as applicable, was required to be filed), the Company shall deliver to Parent and Merger Sub a certificate executed by the Chief Financial Officer of the Company (the “Leverage Ratio Certificate”) setting forth the Closing Adjusted Leverage Ratio (as defined in Exhibit B hereto) calculated as of such date, together with supporting calculations in reasonable detail, which calculation, with respect to the Closing Consolidated Total Debt (as defined in Exhibit B hereto), shall give pro forma effect to the borrowing to take place under the Debt Commitment Letter on the Closing Date.

SECTION 5.6 Public Announcements. The press release announcing this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant thereto, and in accordance with Section 5.2 and Article VII, so long as this Agreement is in effect, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement, including communications to the Company’s employees or Franchisees and communications to prospective Franchisees in any FDD or otherwise (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law, applicable fiduciary duties or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release or other public announcement (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

SECTION 5.7 Access to Information; Confidentiality. Subject to applicable Laws relating to the exchange of information and upon reasonable notice, the Company shall afford to Parent and Parent’s representatives reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, Contracts and records and the Company shall furnish promptly to Parent such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request (other than any publicly available document filed by it pursuant to the requirements of Federal or state securities Laws); provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third-party, waive the protection of an attorney-client privilege or attorney work product doctrine, or expose the Company to risk of liability for disclosure of sensitive or personal information. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege. Without limiting the generality of this Section 5.7, from the date of this Agreement until the Effective Time, the Company will furnish to the Parent promptly after becoming available, monthly financial statements including an unaudited balance sheet, income statement and statement of cash flows for each month through the Closing Date, as well as any update of its outlook for the quarter or the balance of the fiscal year, as it may prepare for management’s internal use. Until the Effective Time, the information provided will be subject to the terms of the letter agreement, dated as of September 17, 2009, between the Company and Thomas H. Lee Partners, L.P. (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent shall not, and shall cause its representatives not to, use such information for any purpose unrelated to the consummation of the Transactions.

SECTION 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions or any assets of the Company or any Subsidiary that are material to the ongoing operations of the Company or such Subsidiary in the ordinary course of business.

SECTION 5.9 Indemnification and Insurance.

(a) From and after the Effective Time, through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall (i) indemnify and hold harmless, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (in all of such individual’s capacities as such officer or director) (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to and against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on, arising out of, or related to, in whole or in part, such Indemnitee’s service and for such Indemnitee’s acts or omissions, as a director or officer of the Company or such Subsidiary or service performed by such Indemnitee at the request of the Company or a Subsidiary, in each case, at, or at any time prior to, the Effective Time (including, for the avoidance of doubt, (i) any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnitee), and (iii) without limiting clauses (i) and (ii), assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of its Subsidiaries as currently in effect, all of the foregoing, to the fullest extent permitted by applicable law. Without limiting the foregoing, Parent, from and after the Effective Time until six years from the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time until six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 5.9 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.9) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 5.9(a). The rights of the Indemnitees under this Section 5.9(a) shall be in addition to any rights such Indemnitees may have under the Company Charter Documents and the organizational documents of its Subsidiaries as currently in effect.

(b) The Surviving Corporation shall have the right, but not the obligation, to assume and control the defense of any litigation, claim or proceeding relating to any acts or omissions covered under this Section 5.9 (each, a “Claim”). The Surviving Corporation and the Indemnitees shall cooperate in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(c) For the six-year period commencing immediately after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms and scope with respect to such coverage, and in amount, no less favorable to such individuals than those of such policy in effect on the date hereof (or Parent may substitute therefor policies, issued by reputable insurers, of at least the same coverage with respect to matters existing or occurring prior to the Effective Time, including a “tail” policy); provided, however, that, if the aggregate annual premiums for such insurance shall exceed 300% of the current aggregate annual premium (such 300%, the “Maximum Premium”), then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium not in excess of the Maximum Premium. The Company may prior to the Effective Time, with Parent’s prior written consent, purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the transactions contemplated hereby. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 5.9(c) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Charter Documents or any indemnification agreement between such Indemnitee and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitee. The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(e) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.9.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

SECTION 5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.11 Employee Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to active employees of the Company and its Subsidiaries (“Company Employees”) annual base salary and base wages, cash incentive compensation opportunities and benefits (excluding equity-based compensation), that are no less favorable, in the aggregate, than such annual base salary and base wages, cash incentive compensation opportunities and benefits (excluding equity-based compensation) provided to the Company Employees immediately prior to the Effective Time; provided, however, that nothing in this Agreement shall prohibit the Surviving Corporation from, consistent with the Company’s past practice, terminating the employment of any employee of the Company or demoting any such employee (with a corresponding change, if applicable, to such employee’s base salary or wages and benefits).

(b) For purposes of vesting, eligibility to participate and levels of benefits (but not actual accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, the Company shall use reasonable best efforts, to provide that (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) The provisions of this Section 5.11 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.11 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

SECTION 5.12 Employee Stock Purchase Plan.

(a) The Company shall take all actions necessary to (i) suspend the ESPP as of the date hereof and terminate the ESPP in its entirety as of the Effective Date, (ii) ensure that (A) no payroll deductions shall be made and no other amounts shall be set aside for the purchase of shares under the ESPP on or after the date of this Agreement, (B) no offering period shall be commenced on or after the date of this Agreement, and (C) any amount withheld from pay and not yet applied to the purchase of shares as of the date hereof shall be returned to the participants pursuant to the terms of the ESPP without any interest thereon, and (iii) provide that the amount of any matching contribution that would otherwise be or become payable in accordance with the terms of the ESPP in effect on the date of this Agreement shall be paid in cash to the appropriate person (subject to applicable tax withholding) at the same date on which such matching contributions otherwise would have become vested under the ESPP, provided that each such person has satisfied or satisfies all requirements (including the service requirement) under the terms of the ESPP in effect as of the date of this Agreement.

(b) After the Effective Time, Parent shall take all such actions as are reasonably necessary to cause the Company to provide that the amount of any matching contribution that would otherwise be or become payable in accordance with the terms of the ESPP in effect on the date of this Agreement shall be paid in cash to the appropriate person (subject to applicable tax withholding) at the same date on which such matching contributions otherwise would have become vested under the ESPP, provided that each such person has satisfied or satisfies all requirements (including the service requirement) under the terms of the ESPP in effect as of the date of this Agreement.

SECTION 5.13 Notification of Certain Matters. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section 5.13 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

SECTION 5.14 SEC Filings. Prior to the Effective Time, the Company shall file with or furnish to the SEC, on a timely basis, all required registration statements, certifications, reports and proxy statements with the SEC.

SECTION 5.15 Director Resignations. Prior to the Closing, the Company shall deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time and which resignations shall not have been revoked.

ARTICLE VI

Conditions Precedent

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained;

(b) Antitrust Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and any required approvals thereunder shall have been obtained, without imposition of any conditions that would be material relative to the aggregate Merger Consideration;

(c) Governmental Approvals. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger and the consummation of the Transactions shall have been filed or been obtained or occurred, as of the Effective Time, other than such authorizations, consents, orders or approvals, declarations or filings or expirations the failure of which to obtain, file or occur, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or a Parent Material Adverse Effect;

(d) Company Approvals. The Company Approvals shall have been obtained for the consummation, as of the Effective Time, of the Transactions, other than any Company Approvals the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect or a Parent Material Adverse Effect; and

(e) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (1) set forth in Sections 3.5(b), 3.6(c) and 3.16 shall be true and correct as of the Closing Date as if made on and as of the Closing Date, (2) set forth in Sections 3.2(a) through (c) shall be true and correct in all but de minimis respects as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), (3) set forth in Sections 3.17(a)(iii), 3.23 and 3.24 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) and (4) set forth in this Agreement other than those Sections specifically identified in clause (1), (2) or (3) of this paragraph disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except, in the case of this clause (4), where the failure to be true and correct does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and (ii) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall have not occurred any Material Adverse Effect.

(d) Maximum Closing Adjusted Leverage Ratio. (i) The Closing Adjusted Leverage Ratio (as defined in Exhibit B hereto) calculated as of the Closing Date shall be not more than 4.95:1.00 (the “Maximum Closing Adjusted Leverage Ratio”), and (ii) Parent and Merger Sub shall have received a certificate signed on behalf of the Company by the Chief Financial Officer thereof certifying to the matters set forth in clause (i) of this Section 6.2(d).

SECTION 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where such failures to be so true and correct would not prevent consummation of the Merger. The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent as to the effect of the preceding sentence.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c) Solvency Certificate. Parent shall have delivered to the Company a solvency certificate of the chief financial officer of Parent in the same form as the solvency certificate to be delivered to the lenders pursuant to the Debt Commitment Letter or any definitive documents entered into in connection with the Financing.

ARTICLE VII

Termination

SECTION 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent; or

(b) by either of the Company or Parent (if, in the case of the Company, it has not materially violated Section 5.2):

(i) if the Merger shall not have been consummated on or before the Walk-Away Date; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(ii) if any Restraint having the effect set forth in Section 6.1(e) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if the failure by the Company to perform any of its obligations under this Agreement has been the principal cause or resulted in the failure to obtain the Company Stockholder Approval; or

(c) by Parent,

(i) if: (A) the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except the covenants and agreements in Section 5.2), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2 and (ii) cannot be cured by the Company, or if capable of being cured, shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if earlier, the Walk-Away Date); provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.3 not being satisfied; or (B) the Company shall have breached in any material respect its obligations under Section 5.2, which breach, if curable by the Company, shall not have been fully cured by the Company within 5 days following receipt by the Company of written notice of such breach; or

(ii) if: (A) the Board of Directors of the Company shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change; (B) the Board of Directors of the Company shall have effected a Change of Recommendation in response to an Intervening Event; (C) the Board of Directors of the Company shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Takeover Proposal within two business days after Parent so requests in writing; (D) the Board of Directors of the Company shall have failed to recommend against any publicly announced Takeover Proposal and reaffirm the Company Board Recommendation, in each case, within ten business days following the public announcement of such Takeover Proposal and in any event at least two business days prior to the Company Stockholder Meeting; (E) the Company enters into a Company Acquisition Agreement; or (F) the Company or the Board of Directors of the Company shall have publicly announced its intention to do any of the foregoing; or

(iii) (A) if the Company does not deliver any certificate to Parent and Merger Sub by the date required in Section 5.5(c), at any time within 20 days after such date or (B) at any time within 20 days after receipt of the Leverage Ratio Certificate if the Leverage Ratio Certificate states that the Closing Adjusted Leverage Ratio (as defined in Exhibit B hereto) is more than the Maximum Closing Adjusted Leverage Ratio; or

(d) by the Company:

(i) if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3 and (B) has not been cured by the Walk-Away Date; provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.2 not being satisfied; or

(ii) prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal, if, (A) the Company has complied in all material respects with the requirements of Section 5.2 and (B) prior to or concurrently with such termination, the Company pays the fee due under Section 7.3; or

(iii) if (A) the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied and (B) the Company has irrevocably confirmed that all conditions set forth in Section 6.3 have been satisfied or that it is willing to waive all conditions in Section 6.3 and within five business days after the Company has delivered written notice to Parent of the satisfaction of such conditions and such confirmation, the Merger shall not have been consummated within two business days after the final day of the Marketing Period, provided that such conditions in Sections 6.1 and 6.2 remain satisfied at the close of business on such fifth business day; or

(iv) if (A) the conditions set forth in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied; (B) (x) the Debt Financing contemplated by the Debt Commitment Letters has funded or (y) the conditions of the Debt Commitment Letters, other than the Merger and the funding of the Equity Financing contemplated by the Equity Funding Letter, have been satisfied and the Debt Financing would be funded pursuant to the terms and conditions set forth in such Debt Commitment Letters upon the consummation of such Equity Financing; and (C) the Company has irrevocably confirmed that all conditions set forth in Section 6.3 have been satisfied or that it is willing to waive all conditions in Section 6.3, and the Merger shall not have been consummated within five business days after the receipt of such Financing and the Company’s delivery of a written notice to Parent of the satisfaction of such conditions and such confirmation, provided that such conditions in Sections 6.1 and 6.2 remain satisfied at the close of business on such fifth business day.

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.2 and 7.3, Article VIII, the expense reimbursement and indemnification provisions of Section 5.5(b) and the Confidentiality Agreement and the Guarantee in accordance with their terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except (i) the Company or the Parent may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party from liability for fraud.

SECTION 7.3 Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been made, proposed or communicated, after the date hereof and not withdrawn prior to the Company Stockholders Meeting or prior to the termination of this Agreement if there has been no Company Stockholders Meeting, and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal and such Takeover Proposal is consummated (in each case whether or not the Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided that for purposes of clause (C) of this Section 7.3(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iii) (A) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) and prior to the Company Stockholders Meeting the Board of Directors of the Company has made a Change of Recommendation related to an Intervening Event;

then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay as directed by Parent the Termination Fee (as defined below) by wire transfer of same day funds (x) in the case of Section 7.3(a)(iii), within two business days after such termination, (y) simultaneously with such termination if pursuant to Section 7.1(d)(ii), or (z) in the case of Section 7.3(a)(i), two business days after the earlier of the entry into a Company Acquisition Agreement or the consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $15,471,000 (the “No-Shop Termination Fee”), except in the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii) in order to enter into (I) prior to the No-Shop Period Start Date, a definitive agreement with respect to a Takeover Proposal or (II) prior to the Cut-off Date, a definitive agreement with respect to a Takeover Proposal with an Excluded Party, in either case the Termination Fee shall mean a cash amount equal to $9,283,000 (the “Go-Shop Termination Fee”). In the event that Parent shall receive full payment pursuant to this Section 7.3(a) and Section 7.3(c), the receipt of the Termination Fee and Parent Expenses shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, however, that nothing in this Section 7.3(a) shall limit the rights of Parent and Merger Sub under Section 8.9.

(b) In the event that the Company shall terminate this Agreement pursuant to Section 7.1(d)(i), Section 7.1(d)(iii) or Section 7.1(d)(iv), then:

(i) in the case of a termination pursuant to Section 7.1(d)(i) or Section 7.1(d)(iii), if at such time, the Company is not in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.2 not being satisfied and all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger shall have been satisfied, then Parent shall pay to the Company a termination fee of $15,471,000 in cash; or

(ii) in the case of a termination pursuant to Section 7.1(d)(iv), if at such time, the Company is not in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 6.2 not being satisfied and all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger shall have been satisfied, then Parent shall pay to the Company a termination fee of $30,943,000 in cash;

(such payment, as applicable, the “Parent Termination Fee”), such payment to be made by wire transfer of same day funds within two business days after the termination of this Agreement; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that the Company shall receive full payment pursuant to this Section 7.3(b), the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the Financing Letters or the Guarantee (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Buyer Party arising out of or in connection with this Agreement, the Financing Letter or the Guarantee, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination. Notwithstanding anything to the contrary, if a court of competent jurisdiction has ordered Parent or Merger Sub to pay the Parent Termination Fee pursuant to this Section 7.3(b), the Company shall not be entitled to enforce such order if (x) Parent delivers to the Company, within five business days following the issuance of such order, a notice electing to consummate the Closing in accordance with Article II of this Agreement and (y) the Closing occurs within three business days following the delivery of such notice.

(c) In the event that:

(i) The Company shall terminate this Agreement pursuant to Section 7.1(b)(iii) or Section 7.1(d)(ii); or

(ii) Parent shall terminate this Agreement pursuant to Section 7.1(b)(iii), Section 7.1(c)(i) or Section 7.1(c)(ii);

then in any such event, the Company shall pay Parent or its designees, as promptly as possible (but in any event within two business days) following the delivery by Parent of an invoice therefor, all out-of-pocket fees and expenses incurred by Parent or its Affiliates in connection with the transactions contemplated by this Agreement (“Parent Expenses”); provided that the Company shall not be required to pay more than an aggregate of $5.0 million in Parent Expenses pursuant to this Section 7.3(c). The expenses payable pursuant to this Section 7.3(c) shall be paid by wire transfer of same day funds within ten business days after demand therefor following the occurrence of the termination event giving rise to the payment obligation described in this Section 7.3(c). The payment of the expense reimbursement pursuant to this Section 7.3(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(a).

(d) Each of the parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the other party would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 7.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

Miscellaneous

SECTION 8.1 No Survival of Representations and Warranties. This Article VIII and the agreements of the Company, Parent and Merger Sub contained in Article II, Section 5.9 (Indemnification and Insurance) and the indemnification and reimbursement obligations of Parent pursuant to Section 5.5(b) (Financing) and Section 7.2 (Effect of Termination), the Confidentiality Agreement and the Guarantee shall survive the termination of this Agreement (in the case of the Confidentiality Agreement and the Guarantee, subject to the terms thereof). All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

SECTION 8.2 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise set forth in this Agreement.

SECTION 8.3 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of each of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.4 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided, however, that the Parent or Merger Sub may assign this Agreement to any Subsidiary thereof (provided that such designation shall not impede or delay the consummation of the Transactions or otherwise materially impede the rights of the stockholders of the Company under this Agreement). No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.5 shall be null and void.

SECTION 8.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, the Parent Disclosure Schedule, and the exhibits hereto, together with the other instruments referred to herein, including the Financing Letters, Confidentiality Agreement and the Guarantee constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. Except for: (i) if the Effective Time occurs, (A) the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time and (B) the right of the holders of Options to receive the Designated Consideration promptly after the Effective Time; and (ii) the provisions set forth in Section 5.9, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

SECTION 8.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

SECTION 8.9 Remedies.

(a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything herein to the contrary, the parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement against Parent or Merger Sub or otherwise obtain any equitable relief or remedy against Parent or Merger Sub and that the Company’s sole and exclusive remedy shall be set forth in Section 7.3.

(b) Notwithstanding anything herein to the contrary, the maximum aggregate liability of the Company under or relating to this Agreement to any Person shall be limited to either (i) the No-Shop Termination Fee plus the Parent Expenses if the Company is required to pay the No-Shop Termination Fee and (ii) the Go-Shop Termination Fee plus the Parent Expenses if the Company is required to pay the Go-Shop Termination Fee, in either case plus any amounts that may be payable by the Company under Section 7.3(d) (the “Company Liability Limitation”), and the maximum aggregate liability of Parent and Merger Sub under or relating to this Agreement to any Person shall be limited to the amount of the applicable Parent Termination Fee described in Section 7.3(b) (inclusive of any amounts owed pursuant to Section 5.5(b) and Section 5.9) plus any amounts that may be payable under Section 7.3(d) (the “Parent Liability Limitation”), and in no event shall (i) the Company or any of its Affiliates seek any recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, in connection with this Agreement, the Financing Letters or the Guarantee or the transactions contemplated hereby or thereby, against Parent, Merger Sub, the Guarantor or any other Buyer Parties (as defined below), other than against Parent or Merger Sub pursuant to this Agreement or against Guarantor pursuant to the Guarantee, in each such case not to exceed the Parent Liability Limitation, and in no event shall the Company and its Affiliates be entitled to more than one payment of an amount equal in the aggregate to the Parent Liability Limitation and (ii) Parent or Merger Sub seek any other recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against the Company, its Subsidiaries or any other Company Parties in excess of the Company Liability Limitation in connection with this Agreement or the transactions contemplated hereby; provided, however, that nothing in this clause (b) of Section 8.9 shall limit the rights of Parent or Merger Sub under clause (a) of this Section 8.9 or under the Company Stockholder Agreement. The Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of the Company and its Affiliates, any of the Buyer Parties (as defined below) (other than the Parent and the Merger Sub to the extent provided in this Agreement and the Guarantor to the extent provided in the Guarantee), through the Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Parent against the Guarantor or any other Buyer Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from the Guarantor (but not any other Buyer Party) under and to the extent provided in the Guarantee and subject to the Parent Liability Limitation and the other limitations described therein. Recourse against the Guarantor under the Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Guarantor and any other Buyer Party (other than Parent and the Merger Sub to the extent provided in this Agreement) in respect of any liabilities or obligations arising under, or in connection with, this Agreement, the Financing Letters or the Guarantee or the transactions contemplated hereby or thereby.

(c) For purposes hereof: “Buyer Parties” shall mean, collectively, Parent, Merger Sub, the Guarantor and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and (ii) “Company Parties” shall mean, collectively, any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of the Company and its Subsidiaries and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

SECTION 8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Thomas H. Lee Partners, L.P.
100 Federal Street
35th Floor
Boston, Massachusetts 02110
Attention: Todd M. Abbrecht
Facsimile: 617-227-3514

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Attention: David C. Chapin, Esq.
Julie H. Jones, Esq.
Facsimile: 617-951-7050

If to the Company, to:

6307 Carpinteria Avenue, Suite A
Carpinteria, CA 93013-2901
Attention: General Counsel
Facsimile: 714-781-2729

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660
Attention: C.Craig Carlson, Esq.
Facsimile: 949-725-4100

and

Potter Anderson & Corroon LLP
1313 N. Market Street
Wilmington, DE 19801
Attention: Mark Morton, Esq.
Facsimile: 302-778-6078

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 7 P.M. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

SECTION 8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.13 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, (i) any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise and (ii) with respect to any natural Person, any Member of the Immediate Family of such natural Person.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Company Joint Venture” means any entity (including partnerships, limited liability companies and other business associations and joint ventures) that is not a Subsidiary in which the Company or a Subsidiary of the Company, directly or indirectly, owns an equity or ownership interest and (i) does not have voting power under ordinary circumstances to elect a majority of the board of directors, board of managers, executive committee or other Person or body performing similar functions but in which the Company or a Subsidiary of the Company has rights with respect to the management of such person and/or (ii) which is a general partner or managing partner or equivalent of an entity which operates, or receives financial benefits of operating, one or more restaurants.

“Company Plan” means each plan, program, policy, agreement or other arrangement (in each case, other than as required by statute) whether covering a single individual or group of individuals, that is (i) an employee welfare plan within the meaning of Section 3(1) of ERISA, (ii) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (iii) a Company Stock Plan, or (iv) a material bonus, deferred compensation, profit-sharing, vacation, severance or employment or fringe-benefit plan, program, policy, agreement or other arrangement, in each case that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute to or has or may have any liability.

“Company Stock Plans” shall mean the plans and agreements listed in Section 3.11(c)(1) of the Company Disclosure Schedule.

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which they were made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-10) for offerings of debt securities that customarily would be included in a preliminary offering memorandum or registration statement, (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (iv) the Company’s auditors have delivered drafts of customary comfort letters, including, without limitation, as to customary negative assurances and change period, and such auditors have confirmed they are prepared to issue subject only to completion of customary procedures, and (v) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement using such financial statements to be declared effective by the SEC on the last day of the Marketing Period and (B) the financing sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company’s independent auditors on the financial information contained in the Offering Documents, including, without limitation, as to customary negative assurances and change period, to consummate any offering of debt securities on the last day of the Marketing Period.

“Condominium Documents” shall mean, with respect to each parcel of Real Property that is part of a condominium, collectively, the Condominium Declaration, the by-laws of the condominium, the floor plans attached to the Condominium Declaration, and any other similar written agreements among or otherwise binding upon any unit owners of the condominium in their capacity as such and that govern or otherwise relate to the establishment, continuance, maintenance or operation of the condominium, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Encumbrance” shall mean any mortgage, deed of trust, lease, license, condition, covenant, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, third party right or encumbrance of any kind or nature.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FDD” means the franchise disclosure document prepared in accordance with the FTC Rule (or its predecessor) or any applicable Franchise Law.

“Foreign Plan” means each Company Plan maintained outside of the United States which provides benefits in respect of current or former employees, directors, consultants, or independent contractors of the Company or its Subsidiaries that are working outside of the United States or the beneficiaries or dependents of any such persons.

“Franchise” means any grant by the Company, any of its Subsidiaries or any Company Joint Venture to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any Trademark, which constitutes a “franchise,” as that term is defined under (a) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates; or (b) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any.

“Franchisee” means a Person (including any Affiliate of the Company, any of its Subsidiaries or their respective officers or directors) who is a party to a Franchise Agreement with the Company, any of its Subsidiaries or any Company Joint Venture.

“Franchise Agreement” means any oral or written Contracts, commitments, arrangements or understandings pursuant to which the Company, any of its Subsidiaries or any Company Joint Venture grants or has granted any Franchise or the right or option (whether or not subject to certain qualifications) to acquire any Franchise, including any addendum, amendment, extension or renewal thereof, and together with any guarantee or other instrument or agreement relating thereto to which the Company, any Subsidiary or any Company Joint Venture is a party (including any software license and support agreement, distribution services agreement). Without limiting the foregoing, Franchise Agreement includes area development agreements, area license or franchise agreements, multi-unit license or franchise agreements, master license or franchise agreements, area representative agreements, and similar agreements that cover the development or franchising of Franchises within any area or country or the delegation of duties by the Company, any Subsidiary or any Company Joint Venture with respect to its obligations as a franchisor or otherwise under any such agreements. Notwithstanding the foregoing, the term “Franchise Agreement” does not include any Franchise Lease.

“Franchise Law” means the FTC Rule and any other Law regulating the offer and/or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships.

“Franchise Leases” shall mean all leases, subleases and other agreements or Contracts pursuant to which the Company or any of its Subsidiaries has granted a Franchisee the right to lease, use or occupy any Real Property. Notwithstanding the foregoing, the term “Franchise Leases” does not include any Franchise Agreements.

“FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R Section 436.1 et seq.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, and any arbitrator or arbitral authority, whether federal, state (including any state franchise authority) or local, domestic, foreign or multinational.

“Hazardous Materials” shall mean (i) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls or (ii) any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” “pollutant” or analogous terminology under any applicable Environmental Law.

“Headquarters and Distribution Center Leases” shall mean lease agreements for the properties of the Company or a Subsidiary commonly known as 1325 N. Anaheim Blvd., Anaheim, CA, 6307 Carpenteria Avenue, Carpenteria, CA, 1051 N. Winville Avenue, Ontario, CA, 100 N. Broadway, Suites 1200 and 1300, St. Louis, MO, 100 N. Broadway, Suite 150, St. Louis, MO and 1405 – 1625 N. Church Street, Rocky Mount, NC, and all amendments and modifications thereto.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuance of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any obligations evidenced by notes, bonds, debentures or similar Contracts to any Person other than the Company or any of its Subsidiaries, (iii) any obligations for the deferred purchase price of property, goods or services to any Person other than the Company or any of its Subsidiaries (other than trade payables incurred in the ordinary course of business), (iv) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (v) any obligations in respect of letters of credit and bankers’ acceptances, (vi) any “keep well” or other agreement to maintain any financial statement condition of any Person (other than the Company or any of its Subsidiaries) or any other arrangement having the economic effect of a Guarantee; or (vii) any Guarantee of any such obligations described in clauses (i) through (vi) of any Person other than the Company or any of its Subsidiaries.

“Intellectual Property” shall mean all intellectual property rights of any type or nature, whether established by Law or contractual agreement, however, denominated, throughout the world, including trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, the goodwill in any of the foregoing; works, registered and unregistered copyrights, software, data, databases; technology, inventions, trade secrets, patents and patent applications, moral rights, rights of privacy and publicity, along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation, or other administrative proceeding, and all choses in action and rights to sue or seek other remedies arising from or relating to the foregoing.

“Intervening Event” means a material event or circumstance on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole that was not known to the Board of Directors of Company on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Board of Directors of the Company as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Board of Directors of the Company prior to the time at which the Company receives the Company Stockholder Approval; provided, however, that such event, circumstance or consequence shall not constitute an Intervening Event if any Takeover Proposal shall have been made, proposed or communicated to the Board of Directors of the Company prior to or contemporaneous with such event, circumstance or consequence; provided further that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“Knowledge” shall mean, in the case of the Company, the actual knowledge (after reasonable inquiry), as of the date of this Agreement, of Andrew Puzder, E. Michael Murphy, Theodore Abajian, Bradford R. Haley, John Dunion, Rich Buxton, Rick Fortman, Bob Starke, Noah Griggs, Chip Seigel, Bill Werner, Jeff Chasney, Ned Lyerly, Bob Bartlett, Steve Evans, Bruce Frazer, Steve Lemley, Reese Stewart and Jack Willingham.

“Leases” shall mean (I) all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property, and all amendments and modifications thereto and (II) any lease, sublease, guarantee or other agreement under which the Company or any of its Subsidiaries has (A) guaranteed or (B) remains liable for, subsequent to the assignment of such agreement, the obligations of a Franchisee or any other Person.

“Leased Real Property” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Licensed Software” means all computer, software or firmware programs, modules or libraries licensed to the Company or any of its Subsidiaries and incorporated into or used by the Company or its Subsidiaries in, to develop, to maintain or to support any of the products or services of their respective businesses.

“Liens” shall mean any pledges, claims, liens, licenses, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever.

“Manuals” mean the Carl’s Jr. Development Guide, the Carl’s Jr. Operations Procedures Manual, the Green Burrito Operations Procedures Manual, the Hardee’s Development Guide, the Hardee’s Operations and Procedures Manual, the Red Burrito Conversion Manual, and any other documents and communications, in whatever form or medium, which the Company or its Subsidiary has made available to Franchisees relating to the standards, specifications, operating procedures and rules for the operation of the business under a Franchise Agreement.

“Marketing Period” means the first period of 21 consecutive business days throughout and on the last day of which (a) Parent, Merger Sub and their financing sources shall have received completed Offering Documents including Required Information (including the Required Information with respect to the Company’s fiscal year ended January 25, 2010) for all of the Available Financing, and such Required Information contained in all of the Offering Documents is Compliant, (b) all conditions set forth in Section 6.1 and Section 6.2 (other than those that by their nature will not be satisfied until the Effective Time) have been satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.1 or Section 6.2 not to be satisfied assuming the Effective Time were to be scheduled for any time during such consecutive 21 business day period, and (c) the Company shall have provided all cooperation which it is obligated to provide under the terms of Section 5.5. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such consecutive 21 business day period, (x) the Company shall have announced any intention to restate any financial statements or financial information included in the Required Information or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, (y) the Company shall have failed to file any report with the applicable Securities Authorities when due, in which case the Marketing Period will be deemed not to commence unless and until all such reports have been filed, or (z) the Required Information would not be Compliant throughout and on the last day of such 21 business day period, in which case a new 21 business day period shall commence upon Parent, Merger Sub and their financing sources receiving updated Required Information that would be Compliant, and the requirements in clauses (a) and (b) above would be satisfied throughout and on the last day of such new 21 business day period. In no event may a “Marketing Period” commence any later than July 27, 2010, unless at Parent’s election a Marketing Period commenced after such date terminates no later than August 24, 2010.

“Material Franchisee” means any Franchisee who, together with any of its Affiliates, either (a) owns or operates ten or more franchised businesses, or (b) has the right to develop multiple franchised business in a specified area under a development agreement, multi-unit franchise agreement, or similar agreement.

“Material Lease” shall mean the Franchise Leases, the Headquarters and Distribution Center Leases, any other Lease of Material Leased Real Property and any other Lease that qualifies as a Material Contract under the definition thereof (other than pursuant to Section 3.17(a)(viii)).

“Material Leased Real Property” shall mean the (i) Real Property leased pursuant to the Headquarters and Distribution Center Leases and (ii) any other Leased Real Property used or operated by the Company or any subsidiary or any Franchisee or licensee pursuant to a Franchise Lease as administrative offices, a distribution center, test kitchen or warehouse or as a restaurant (including any Real Property presently under development or closed for remodeling/refurbishment).

“Material Owned Real Property” shall mean (i) the Owned Real Property used or operated by the Company or any Subsidiary or any Franchisee or licensee pursuant to a Franchise Lease, in any such case as administrative offices, distribution center, test kitchen or warehouse or as a restaurant (including any Real Property presently under development or closed for remodeling/refurbishment) and (ii) any other parcel of Owned Real Property having a book value of greater than $750,000.

“Material Real Property” means, collectively, the Material Owned Real Property and the Material Leased Real Property.

“Material Real Property Adverse Effect” shall mean any event or condition that has a material adverse effect on the use or operation of any individual parcel of Material Real Property by the Company or any of its Subsidiaries in the operation of the business conducted thereon in the ordinary course that is not covered by insurance.

“MBM Contract” means that certain Distribution Agreement by and between Hardee’s Food Systems, Inc. and Meadowbrook Meat Company, Inc. d/b/a MBM, Inc. dated as of January 1, 2003 (including all exhibits and schedules thereto), as the same may be modified, amended or supplemented.

“Member of the Immediate Family” shall mean, with respect to any natural Person, each spouse or child or other descendants of such individual, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his or her capacity as such custodian or guardian.

“Operating Agreements” shall mean, collectively, the REAs and the Condominium Documents.

“ordinary course of business” or “ordinary course” means the ordinary course of business of the Company and its Subsidiaries, taken as a whole, consistent with past practice (including with respect to quantity and frequency).

“Owned Real Property” shall mean any real estate owned by Company or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of Company’s and its Subsidiaries’ rights thereto.

“Owned Software” means all computer, software or firmware programs, modules or libraries owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that would individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

“Permitted Encumbrances” shall mean, with respect to any parcel of Real Property, (a) easements, rights-of-way, encroachments, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable Real Property and (B) do not and would not materially impair the use (or contemplated use), utility or value of the applicable Real Property or otherwise materially impair the present or contemplated business operations at such location and (b) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Real Property, which are not violated by the current use and operation of such Real Property.

“Permitted Liens” shall mean (a) statutory liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens granted or which arise in the ordinary course of business and which are not delinquent or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in the Company SEC Documents, (c) with respect to property other than Real Property, such other liens, encumbrances or imperfections that are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien, encumbrance or imperfection and (d) with respect to any parcel of Real Property, Permitted Encumbrances.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“REAs” shall mean, collectively, any recorded “construction, operation and reciprocal easement agreement” or similar agreement (including any “separate agreement” or other agreement between the Company or any of its Subsidiaries and one or more other parties to an REA with respect to such REA) affecting all or any portion of any parcel of Material Real Property.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered Intellectual Property” shall mean patents, patent applications, registered copyrights, registered marks (including trademarks, service marks, and trade dress, to the extent registered), applications to register marks, registered domain names, and registered industrial designs that are material to the conduct of the business of the Company and its Subsidiaries as currently conducted, as set forth in Section 3.14(a) of the Company Disclosure Schedule.

“Required Information” means all financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or Merger Sub, including financial statements prepared in accordance with GAAP, pro forma financial information, audit reports, a draft of a customary comfort letter with respect to such financial information by auditors of the Company which such auditors are prepared to issue upon completion of customary procedures letter and other information and data regarding the Company and the Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of securities on Form S-1 (or any successor form) under the Securities Act, and of the type and form, and for the periods, customarily included in Offering Documents used to syndicate credit facilities of the type to be included in the Available Financing and in Offering Documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of any debt securities, in each case assuming that such syndication of credit facilities and offering(s) of debt securities were consummated at the same time during the Company’s fiscal year as such syndication and offering(s) of debt securities will be made (but in any event including such information with respect to the Company’s fiscal year ended January 25, 2010), all of which shall be Compliant.

“Rights Agreement” shall mean the Rights Agreement between the Company and Mellon Investor Services LLC, as Rights Agent, dated as of January 5, 2009, as amended from time to time.

“Software” means the Licensed Software and the Owned Software.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“SYGMA Contract” means that certain Distribution Service Agreement by and between Carl’s Jr. Enterprises, Inc. and The SYGMA Network, Inc. dated as of January 1, 2006 (including all exhibits and schedules thereto), as the same may be modified, amended and supplemented from time to time.

“Third Party Leases” shall mean (I) all leases, subleases and other agreements or Contracts pursuant to which the Company or any of its Subsidiaries has granted any Person (other than the Company or any of its Subsidiaries) the right to use or occupy any Real Property, including Franchise Leases, and all amendments and modifications thereto and (II) any lease, sublease, guarantee or other agreement under which the Company or any of its Subsidiaries has (A) guaranteed or (B) remains liable for, subsequent to the assignment of such agreement, the obligations of a Franchisee or any other Person.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

“Walk-Away Date” shall mean August 26, 2010.

The following terms are defined in the Sections of this Agreement set forth after such term below:

Terms	Section
10-K	5.5	(c)
10-Q	5.5	(c)
Acceptable Confidentiality Agreement	5.2	(a)
Action	3.7
Agreement	Preamble
Antitrust Laws	5.4	(a)
Available Financing	5.5	(b)
Balance Sheet Date	3.5	(c)
Bankruptcy and Equity Exception	3.3	(a)
Buyer Parties	8.9	(c)
Certificate	2.1	(c)
Certificate of Merger	1.3
Change of Recommendation	5.2	(f)
Claim	5.9	(b)
Closing	1.2
Closing Adjusted Leverage Ratio	Exhibit B
Closing Consolidated EBITDAR	Exhibit B
Closing Date	1.2
Code	2.2	(g)
Company	Preamble
Company Acquisition Agreement	5.2	(e)
Company Adverse Recommendation Change	5.2	(e)
Company Approvals	3.4
Company Board Recommendation	5.2	(e)
Company Charter Documents	3.1	(c)
Company Common Stock	2.1
Company Disclosure Schedule	Article III
Company Employees	5.11	(a)
Company Intellectual Property	3.14	(b)
Company Liability Limitation	8.9	(b)
Company Parties	8.9	(c)
Company Preferred Stock	3.2	(a)
Company Related Party Transaction	3.9
Company SEC Documents	3.5	(a)
Company Securities	3.2	(c)
Company Series A Preferred Stock	3.2	(a)
Company Stockholder Agreement	Recitals
Company Stockholder Approval	3.3	(e)
Company Stockholders Meeting	5.3	(a)
Confidentiality Agreement	5.7
Contract	3.3	(d)
Cut-off Date	5.2	(b)
Debt Commitment Letter	4.5, 5.5(a)
Debt Financing	4.5
Designated Consideration	2.4	(b)
DGCL	1.1
Dissenting Shares	2.3
Dissenting Stockholders	2.3
Effect	3.1	(a)
Effective Time	1.3
Environmental Laws	3.13
Equity Financing	4.5
Equity Funding Letter	4.5
Equity Provider	4.5
ESPP	2.5
Exchange Act	3.4
Excluded Party	5.2	(j)
FCPA	5.1	(a)
Filed SEC Documents	Article III
Financing	4.5, 5.5(a)
Financing Letters	4.5
Go-Shop Termination Fee	7.3(a)(iii)
Guarantee	Recitals
Guarantor	Recitals
Indemnitee	5.9	(a)
Laws	3.8	(a)
Leverage Ratio Certificate	5.5	(c)
Material Adverse Effect	3.1	(a)
Material Contract	3.17	(a)
Maximum Closing Adjusted Leverage Ratio	6.2	(d)
Maximum Premium	5.9	(c)
Merger	Recitals
Merger Consideration	2.1	(c)
Merger Sub	Preamble
New Plans	5.11	(b)
No-Shop Period Start Date	5.2	(a)
No-Shop Termination Fee	7.3(a)(iii)
Offering Documents	5.5	(b)
Old Plans	5.11	(b)
Option	2.4	(a)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Expenses	7.3	(c)
Parent Liability Limitation	8.9	(b)
Parent Termination Fee	7.3	(b)
Paying Agent	2.2	(a)
Permits	3.8	(b)
Proxy Statement	3.4
Representatives	5.2	(a)
Restraints	6.1	(e)
Sarbanes-Oxley Act	3.5	(a)
SEC	3.4
Securities Act	3.2	(d)
Special Committee	Recitals
Subleased Real Property	3.15	(c)
Superior Proposal	5.2	(i)
Suppliers	3.19
Surviving Corporation	1.1
Takeover Proposal	5.2	(g)
Tax	3.10	(b)
Tax Returns	3.10	(b)
Termination Fee	7.3	(a)
VEBA	3.11	(i)
Walk-Away Date	7.1	(b)

SECTION 8.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

WESTERN ACQUISITION HOLDINGS, INC.
By: /s/ Todd M. Abbrecht
Name: Todd M. Abbrecht
Title: President

WESTERN ACQUISITION CORP.
By: /s/ Todd M. Abbrecht
Name: Todd M. Abbrecht
Title: President

CKE RESTAURANTS, INC.
By: /s/ Byron Allumbaugh
Name: Byron Allumbaugh
Title: Chairman of the Board

Exhibit A

FORM OF COMPANY STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”) is made and entered into as of February 26, 2010 by and between Western Acquisition Holdings, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of CKE Restaurants, Inc., a Delaware corporation (the “Company”).

WHEREAS, Parent, the Company and Western Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth therein as a result of which the Company will become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and other rights to acquire Company capital stock, as is indicated opposite Stockholder’s name on Schedule I attached hereto; and

WHEREAS, in consideration of the execution and delivery of the Merger Agreement by Parent and Merger Sub, Stockholder (in his or her capacity as such) is willing to agree to vote the Shares (as defined herein) over which Stockholder has voting power so as to facilitate the consummation of the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Constructive Sale” shall mean, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a future or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership.

(b) “Expiration Date” shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VII thereof or otherwise or (iii) upon mutual written agreement of each of the parties hereto to terminate this Agreement.

(c) “Shares” shall mean: (i) all shares of Company Common Stock owned, beneficially or of record, by Stockholder as of the date hereof, and (ii) all additional shares of Company Common Stock (including through the exercise of any stock options, warrants or any other convertible or exchangeable securities or similar instruments) acquired by Stockholder, beneficially or of record, during the period commencing on the date hereof and expiring on the Expiration Date.

(d) “Transfer” shall mean, with respect to any security, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the record or beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

SECTION 2. Transfer of Shares.

(a) Transfer of Shares. Stockholder hereby agrees that, at all times during the period commencing on the date hereof until the Expiration Date, Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or discuss, negotiate or make an offer or enter into an agreement, commitment or other arrangement regarding any Transfer of any of the Shares; provided, however, that the Stockholder may Transfer Shares to a family member or trust for estate planning purposes, provided that, as a condition to any such Transfer to a family member or trust, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement and to hold such Shares subject to all the terms and provisions of this Agreement.

(b) Transfer of Voting Rights. Except as otherwise permitted by this Agreement, Stockholder hereby agrees that, at all times commencing on the date hereof until the Expiration Date, Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy or power of attorney in respect of the Shares, or enter into any voting agreement or similar arrangement, commitment or understanding in a manner inconsistent with the terms of Section 3 hereof or otherwise in contravention of the obligations of Stockholder under this Agreement, with respect to any of the Shares.

SECTION 3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall, or shall cause the holder of record on any applicable record date to, vote the Shares that are eligible to be voted, or deliver a written consent in respect of such Shares, at any general or special meeting of the stockholders of the Company:

(a) in favor of (i) adoption of the Merger Agreement and approval of the Merger, (ii) each of the actions contemplated by the Merger Agreement, and (ii) any proposal or action that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement;

(b) against any proposal or action that is intended, or could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement or otherwise impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(c) against any Takeover Proposal or Company Acquisition Agreement.

Until the Expiration Date, in the event that any meeting of the stockholders of the Company is held with respect to any of the foregoing (and at every adjournment or postponement thereof), Stockholder shall, or shall cause the holder of record of Shares on any applicable record date to, appear at such meeting or otherwise cause his, her or its Shares that are eligible to be voted at any general or special meeting of the stockholders of the Company to be counted as present thereat for purposes of establishing a quorum.

SECTION 4. Reserved.

SECTION 5. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as stockholders of the Company.

SECTION 6. Solicitation. Stockholder hereby represents and warrants that he or she has read Section 5.2 of the Merger Agreement. In addition, Stockholder, in his or her capacity as a Stockholder, agrees not to, directly or indirectly, take any action, or permit any of its Affiliates to take any action, that would violate or otherwise be inconsistent with Section 5.2 of the Merger Agreement as if Stockholder and its Affiliates were “Representatives” thereunder.

SECTION 7. Representations, Warranties and Other Agreements of Stockholder. Stockholder hereby represents and warrants to Parent that, as of the date hereof:

(a) Stockholder is (and, except to the extent a Transfer is made pursuant to the proviso in Section 2(a), will be) the beneficial owner of the shares of capital stock of the Company, and the options and other rights to acquire shares of capital stock of the Company, set forth on Schedule I attached hereto, with full power to vote or direct the voting of the Shares, or grant a consent or approval in respect of such Shares, in each case for and on behalf of all beneficial owners of the Shares (that are eligible to be voted at any general or special meeting of the stockholders of the Company);

(b) the Shares are free and clear of any Liens, options, rights of first refusal, co-sale rights or other encumbrances of any kind or nature (other than restrictions on transfer imposed by applicable securities Laws);

(c) Stockholder does not beneficially own any securities of the Company other than the shares of capital stock of the Company, and options and other rights to acquire shares of capital stock of the Company, set forth on Schedule I attached hereto;

(d) Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement;

(e) Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which alleges that (i) the execution and delivery of this Agreement by Stockholder, either alone or together with any other Company Stockholder Agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or (ii) the approval of the Merger Agreement by the Board of Directors of the Company, breaches any fiduciary duty of the Board of Directors of the Company or any member thereof;

(f) the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any applicable Law or any Contract to which Stockholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Lien on any of the assets or properties of Stockholder;

(g) this Agreement has been duly executed by Stockholder and constitutes the valid and legally binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity;

(h) the execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect; and

(i) Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement and the representations and warranties of Stockholder contained herein.

SECTION 8. Consent. Stockholder consents and authorizes the Company, Parent and their respective Affiliates to (a) publish and disclose in the Proxy Statement, any Current Report of the Company on Form 8-K and any other documents required to be filed with the SEC or any regulatory authority in connection with the Merger Agreement, Stockholder’s identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement and (b) file this Agreement as an exhibit to any required filing with the SEC or any regulatory authority relating to the Merger.

SECTION 9. Stockholder Capacity. To the extent that Stockholder is an officer or director of the Company or any of its Subsidiaries, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary duties of Stockholder acting solely in his or her capacity as an officer or director), and none of such actions in such capacity as an officer or director shall be deemed to constitute a breach of this Agreement.

SECTION 10. Legending of Shares. If so requested by Parent, Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement.

SECTION 11. Termination. This Agreement and any undertaking or waiver granted by Stockholder hereunder shall terminate and be of no further force or effect as of the Expiration Date; provided, that upon termination of this Agreement, Parent shall take such actions as are reasonably requested by Stockholder to remove any legend placed upon any Shares pursuant to Section 10; provided, further however, Section 14 shall survive any termination or expiration of this Agreement and any such termination shall not relieve any party from liability for any willful breach of its obligations hereunder or acts of bad faith committed prior to such termination.

SECTION 12. Appraisal Rights. Each Stockholder irrevocably waives and agrees not to exercise any rights (including, without limitation, under Section 262 of the DGCL) to demand appraisal of any of the Shares which may arise with respect to the Merger.

SECTION 13. Further Assurances. Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

SECTION 14. Miscellaneous.

(a) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Waiver. No failure or delay by either party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(c) Binding Effect; Assignment. Stockholder may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent, and any attempted assignment without such prior written approval shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e) Specific Performance; Injunctive Relief. The parties agree that irreparable damage would occur to Parent the event that any of the provisions of this Agreement were not performed by Stockholder in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Stockholder and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such state, applicable to contracts executed in and to be performed entirely within that State.

(g) Jurisdiction and Venue. In any action between or among any of the parties, whether arising out of this Agreement or otherwise: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in New Castle County, Delaware; (ii) if any such action is commended in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in New Castle County, Delaware; and (iii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepared, to the address at which such party is to receive notice in accordance with Section 14(l).

(h) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (each, a “Proceeding”). Each party to this Agreement certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 14(h).

(i) No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Board of Directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations or any applicable provision of the Company’s Charter Documents, the transactions contemplated by the Merger Agreement and this Agreement, (ii) the Merger Agreement is executed by all parties thereto and (iii) this Agreement is executed by all parties hereto.

(j) Entire Agreement. This Agreement constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

(k) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

(l) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent, to:

Western Acquisition Holdings, Inc.
c/o Thomas H. Lee Partners, L.P.
100 Federal Street
Boston, MA 02110
Facsimile No.: (617) 227-3514
Attention: Todd M. Abbrecht

with a copy to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Facsimile No.: (617) 951-7050
Attention: David C. Chapin, Esq.
Julie H. Jones, Esq.

If to Stockholder: To the address for notice set forth Schedule I attached hereto,

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(m) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(n) Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(o) Rules of Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

Western Acquisition Holdings, Inc.
By:
Name:
Title:

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER
By:
Name:

Exhibit B

Adjusted Leverage Ratio and Related Definitions

“CLOSING ADJUSTED LEVERAGE RATIO” shall mean with respect to the Company on a consolidated basis with its Subsidiaries, at any date, the ratio of (a)(i) Closing Consolidated Total Debt plus (ii) the product of (A) eight multiplied by (B) an amount equal to Closing Consolidated Rentals for the period of four (4) consecutive fiscal quarters of the Company (taken as one accounting period) most recently ended, for which a 10-Q or a 10-K have been filed by the Company with the Securities and Exchange Commission on or prior to such date to (b) Closing Consolidated EBITDAR for the period of four (4) consecutive fiscal quarters most recently ended, for which a 10-Q or 10-K have been filed by the Company with the Securities and Exchange Commission on or prior to such date.

“CLOSING CONSOLIDATED EBITDAR” shall mean, during any period (i) Consolidated EBITDA (calculated in a manner consistent with how such term is defined in the Company’s existing credit agreement, plus, to the extent deducted in the calculation of Consolidated Net Income (as such term is defined in the Company’s existing credit agreement) for such period, expenses related to the Transactions, in an amount not to exceed $10,000,000) for the Company and its Subsidiaries for such period plus (ii) Closing Consolidated Rentals for such period.

“CLOSING CONSOLIDATED RENTALS” shall mean, for the Company and its Subsidiaries for any period, the aggregate rental expense under operating leases for real and personal property (to the extent deducted in calculating Consolidated Net Income (as such term is defined in the Company’s existing credit agreement) and excluding all common area maintenance charges) for the Company and its Subsidiaries for such period, minus rental income received from franchisees and third parties pursuant to (i) subleases and (ii) lease assignments to the extent that the Company or its Subsidiary remains liable for, and makes payment of, rent relating thereto, all as determined on a consolidated basis in accordance with GAAP.

“CLOSING CONSOLIDATED TOTAL DEBT” shall mean, at any time, in respect of the Company and its Subsidiaries, all indebtedness for borrowed money, the principal component of all Capital Lease Obligations (as such term is defined in the Company’s existing credit agreement) and debt obligations evidenced by promissory notes or similar instruments (other than undrawn amounts under letters of credit issued for the account of the Company or any of its Subsidiaries) as determined on a consolidated basis.